UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Vector Group Ltd.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
BOARD PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR YEARS 2018 - 2020
GRANTS OF PLAN-BASED AWARDS IN 2020
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020
OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2020
PENSION BENEFITS AT 2020 FISCAL YEAR END
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
BOARD PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
BOARD PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 -- ADVISORY VOTE ON SHAREHOLDER PROPOSAL REGARDING "DIRECTORS TO BE ELECTED BY MAJORITY VOTING"
MISCELLANEOUS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS

VECTOR GROUP LTD.
4400 Biscayne Blvd.
Miami, Florida 33137
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2021
To the Stockholders of Vector Group Ltd.:
The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”), will be held on Thursday, June 3, 2021 at 10:00 a.m. eastern time, and at any postponement or adjournment thereof, for the following purposes:
1. To elect nine directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;
2.  To hold an advisory vote on executive compensation (the “say on pay vote”);
3.  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021;
4.  To consider a non-binding stockholder proposal requesting "Directors to be Elected by Majority Voting"; and
5.  To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

In light of the COVID-19 pandemic, for the safety of our stockholders, our directors, our officers and our employees, we have determined that the Annual Meeting will be held in a virtual format meeting only, via the Internet, with no physical in-person meeting. You may attend the virtual Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiagm.com/254176245. You will need the 11-digit control number printed on your proxy card to participate in the Annual Meeting and to enter the 11-digit control number printed on your proxy card or Notice of Internet Availability of Proxy materials you previously received and the meeting password, vector2021. If you are a "beneficial owner," also known as a "street name" holder, please see "Registering to Attend the Virtual Annual Meeting as a Beneficial Owner." We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. You may access the meeting platform from 9:00 a.m. eastern time on the date of the annual meeting. If you encounter any technical difficulties during the log in or meeting time, please visit https://go.lumiglobal.com/faq for technical support.

Every holder of record of Common Stock of the Company at the close of business on April 5, 2021 (the "record date") is entitled to notice of the meeting and any adjournments or postponements thereof and to vote at the virtual annual meeting or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 14, 2021 to June 3, 2021, at the headquarters and principal executive offices of the Company located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. If our headquarters is closed for the ten days prior to the Annual Meeting, you may send a written request to Marc N. Bell, the secretary of the Company, at our principal executive offices, and we will arrange a way for you to inspect the list. The list will also be available at the virtual Annual Meeting at https://web.lumiagm.com/254176245. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the year ended December 31, 2020 are enclosed herewith.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer
Miami, Florida

April 23, 2021

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

VECTOR GROUP LTD.
4400 Biscayne Boulevard
Miami, Florida 33137
_______________________________________________________

PROXY STATEMENT
_______________________________________________________

INTRODUCTION
The board of directors (the "Board") of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”) is soliciting the proxy accompanying the proxy statement for use at the annual meeting of stockholders to be held virtually via the Internet on Thursday, June 3, 2021, at 10:00 a.m., eastern time, and at any postponement or adjournment. The Company’s principal executive offices are located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, and its telephone number is (305) 579-8000.
In light of the COVID-19 pandemic, for the safety of our stockholders, our directors, our officers and our employees, we have determined that the annual meeting will be held in a virtual format meeting only, via the Internet, with no physical in-person meeting. You may attend the annual meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiagm.com/254176245 by entering the 11-digit control number printed on your proxy card or Notice of Internet Availability of Proxy materials you previously received and the meeting password, vector2021. You will need the 11-digit control number printed on your proxy card to participate in the annual meeting. If you are a "beneficial owner," also known as a "street name" holder, please see "Registering to Attend the Virtual Annual Meeting as a Beneficial Owner." You may access the meeting platform from 9:00 a.m. eastern time on the date of the annual meeting. We recommend that you log in at least 15 minutes before the annual meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties during the log in or meeting time, please visit https://go.lumiglobal.com/faq for technical support.
Whether or not you expect to attend the virtual meeting, please sign and return the enclosed proxy as soon as possible in the enclosed postage pre-paid envelope.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Every holder of record of Common Stock of the Company at the close of business on April 5, 2021 is entitled to notice of the meeting and any adjournments or postponements and to cast at the virtual annual meeting or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 154,194,629 shares of Common Stock.
To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used "Notice and Access" in accordance with a rule of the Securities and Exchange Commission ("SEC") that permits us to provide proxy materials to our stockholders over the Internet. On April 23, 2021, we sent a Notice of Internet Availability of Proxy Materials (a "Notice") to certain of our stockholders containing instructions on how to access our proxy materials online. Our Notice of Annual Meeting of Stockholders, Proxy Statement, form of Electronic Proxy Card and Annual Report on Form 10-K are available for viewing online at http://www.astproxyportal.com/ast/03819/. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of your proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Stockholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2020 Annual Report to stockholders which were sent on or before April 23, 2021.
Any stockholder who has given a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at, or prior to the annual meeting, to Marc N. Bell, the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. A stockholder whose shares are held in a brokerage or bank account will need to obtain a legal proxy from the broker, bank or other intermediary in order to vote at the meeting.
The presence at the annual meeting or representation by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. The affirmative vote of holders of a plurality of the shares represented and entitled to vote is required for the election of each director. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting is required for the advisory approval of the say on pay vote, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the stockholder's non-binding proposal requesting that the Company adopt a "Bylaw for Directors to be elected by Majority Voting," and abstentions will have the effect of votes against each such matter.
    Except for the ratification of the auditors, shares that are held by brokers in retail accounts may only be voted if the broker receives voting instructions from the beneficial owner of the shares. Otherwise, the “broker non-votes” may only be counted toward a quorum and, in the broker’s discretion, voted regarding the ratification of auditors. Broker non-votes will have no effect on any of the other matters presented at the annual meeting.
    All proxies received and not revoked will be voted as directed. If no directions are specified, proxies which have been signed and returned will be voted “FOR” the election of the Board’s nominees as directors, the advisory say on pay vote and the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and "AGAINST" the stockholder's non-binding proposal requesting that the Company adopt a Bylaw for Directors to be elected by Majority Voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:
•each person known to the Company to own beneficially more than five percent of the Common Stock;
•each of the Company’s directors and nominees;
•each of the Company’s named executive officers shown in the Summary Compensation Table below; and
•all directors and executive officers as a group.
Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted, the business address of each listed beneficial owner is c/o Vector Group Ltd., 4400 Biscayne Boulevard, Miami, Florida 33137.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	19,902,728	12.91%
Dr. Phillip Frost (2) 4400 Biscayne Boulevard Miami, FL 33137	14,763,520	9.57%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	14,108,039	9.15%
Renaissance Technologies LLC (4) 800 Third Avenue New York, NY 10022	9,815,222	6.37%
Capital Research Global Investors (5) 333 South Hope Street, 55th Fl, Los Angeles, CA 90071	12,809,966	8.31%
Howard M. Lorber (6) (8) (9)	6,982,090	4.47%
Bennett S. LeBow (7) (8)	2,217,016	1.44%
Richard J. Lampen (8) (9) (12) (13)	1,087,888	(*)
Stanley S. Arkin (8)	46,567	(*)
Henry C. Beinstein (8) (10)	143,351	(*)
Ronald J. Bernstein (8)	82,630	(*)
Paul V. Carlucci (8)	14,173	(*)
Jean E. Sharpe (8) (11)	149,335	(*)
Barry Watkins (8)	14,173	(*)
J. Bryant Kirkland III (9) (14)	601,435	(*)
Marc N. Bell (9) (15)	461,621	(*)
J. David Ballard (9)	45,000	(*)
Nicholas P. Anson (16)	10,000	(*)
All directors and executive officers as a group (13 persons)	11,855,279	7.54%
___________________________
(*) The percentage of shares beneficially owned does not exceed 1% of the outstanding Common Stock.

(1)    Based on Schedule 13-G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 26, 2021.
(2)     Based upon Schedule 13-D/A filed by Dr. Frost with the SEC on December 10, 2019, which reports ownership of 14,746,422 shares of Common Stock owned by Frost Gamma Investments Trust (“Frost Gamma Trust”), a trust organized under Florida law. Dr. Frost is the sole trustee of Frost Gamma Trust. As the sole trustee, Dr. Frost may be deemed the beneficial owner of all shares owned by Frost Gamma Trust, by virtue of his shared power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by these trusts. Frost Gamma Limited Partnership (“Frost Gamma LP”) is the sole and exclusive beneficiary of Frost Gamma Trust. Dr. Frost is one of two limited partners of Frost Gamma LP. The general partner of Frost Gamma LP is Frost Gamma, Inc. Includes 17,098 shares owned by Dr. Frost’s spouse, as to which shares Dr. Frost disclaims beneficial ownership.
(3)    Based on Schedule 13-G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2021. Includes 145,202 shares, where Vanguard has shared voting power, 13,858,515 shares where Vanguard has sole dispositive power and 249,524 shares where Vanguard has shared dispositive power.
(4)    Based on Schedule 13-G/A filed by Renaissance Technologies LLC and Renaissance Technologies Holding Corporation with the SEC on February 11, 2021.
(5)    Based on Schedule 13-G filed by Capital Research Global Investors ("CRGI") with the SEC on February 16, 2021. CRGI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the "investment management entities"). CRGI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital Research Global Investors."
(6)    Includes 2,402,116 shares of Common Stock held directly by Mr. Lorber, 2,629,035 shares held by Lorber Alpha II Limited Partnership, a Nevada limited partnership and 19 shares in an Individual Retirement Account. Mr. Lorber's beneficial ownership also includes 1,950,920 shares of Common Stock that may be acquired by him within 60 days upon exercise of options. Mr. Lorber exercises sole voting power and sole dispositive power over the shares of Common Stock held by the partnership and by himself. Lorber Alpha II, LLC, a Delaware limited liability company, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the managing member of Lorber Alpha II, LLC. Mr. Lorber disclaims beneficial ownership of 12,502 shares of Common Stock held by Lorber Charitable Fund, which are not included. Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(7)    Includes 1,857,278 shares held directly by Mr. LeBow, 232,714 shares of Common Stock held by LeBow Gamma Limited Partnership, a Delaware limited partnership, and 127,024 shares of Common Stock held by LeBow Alpha LLLP, a Delaware limited liability limited partnership. There are 286,323 common shares and 1,563,955 common shares held by Mr. LeBow in two separate accounts that are pledged to collateralize two separate margin loans. LeBow 2011 Management Trust is the managing member of LeBow Holdings LLC, a Delaware limited liability company, which is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. Mr. LeBow is trustee of LeBow 2011 Management Trust and a director and officer of LeBow Gamma, Inc. LeBow Alpha LLLP is a Delaware limited liability limited partnership. LeBow Holdings LLC, a Delaware limited liability company, is the general partner of LeBow Alpha LLLP. LeBow 2011 Management Trust is the managing member of LeBow Holdings LLC.
(8)    The named individual is a director of the Company.
(9)    The named individual is an executive officer of the Company.
(10)    Includes 878 shares beneficially owned by Mr. Beinstein’s spouse, as to which shares Mr. Beinstein disclaims beneficial ownership.
(11) Includes 142,335 shares held by Wisdom Living Trust, of which Ms. Sharpe is a trustee and primary beneficiary.
(12) Includes 6,179 shares held by Mr. Lampen's spouse, as to which Mr. Lampen disclaims beneficial ownership.
(13)    Includes 487,723 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of the record date.
(14)    Includes 292,631 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of record date.
(15)    Includes 257,453 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of record date.

(16)    The named individual is an executive officer of the Company’s subsidiaries Liggett Vector Brands LLC and Liggett Group LLC.

EXECUTIVE OFFICERS OF THE COMPANY
Information regarding each of the executive officers of the Company, including name, age, positions and offices held with the Company, and term of office as an officer of the Company, is provided in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

BOARD PROPOSAL 1 — NOMINATION AND ELECTION OF DIRECTORS
The Company's Bylaws provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at nine. The present term of office of all directors will expire at the 2021 annual meeting. Nine directors are to be elected at the 2021 annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
It is intended that proxies received will be voted “FOR” election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.
The affirmative vote of the holders of a plurality of the shares represented at the annual meeting and entitled to vote on the election of directors is required to elect each director.
The Board of Directors recommends that stockholders vote “FOR” election of the nominees named below.
Information with Respect to Nominees
The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name	Age	Principal Occupation
Bennett S. LeBow	83	Chairman of the Board; Private Investor
Howard M. Lorber	72	President and Chief Executive Officer
Richard J. Lampen	67	Executive Vice President and Chief Operating Officer
Stanley S. Arkin	83	Stanley S. Arkin PLLC and Chairman of The Arkin Group LLC
Henry C. Beinstein	78	Partner, Gagnon Securities LLC
Ronald J. Bernstein	68	Non-Executive Chairman of the Board of Managers of Liggett Vector Brands LLC and Senior Advisor to Liggett Group LLC
Paul V. Carlucci	73	Private Investor
Jean E. Sharpe	74	Private Investor
Barry Watkins	56	CEO of Clairvoyant Media Strategies

Business Experience and Qualifications of Nominees
The Company believes that the combination of the various qualifications, skills and experiences of its directors contribute to an effective and well-functioning board and that individually and, as a whole, the directors possess the necessary qualifications to provide effective oversight of the business, and provide quality advice to the Company’s management. Details regarding the experience and qualifications of the directors are set forth below.
Bennett S. LeBow is the Chairman of the Company’s Board and has been a director of the Company since October 1986. Mr. LeBow, currently a private investor, served as the Company's Chairman and Chief Executive Officer from June 1990 to December 2005 and Executive Chairman from January 2006 until his retirement on December 30, 2008. He served as Chairman of the Board of Signal Genetics Inc. (NASDAQ: SGNL) from January 2010 to February 2017, when it was acquired by Miragen Therapeutics, Inc. (NASDAQ: MGEN). Mr. LeBow served as Chairman of the Board of Directors of Borders Group Inc. from May 2010 until January 2012 and, from June 2010 until January 2012, as Chief Executive Officer of Borders Group Inc., which filed for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in February 2011. Mr. LeBow was Chairman of the Board of New Valley Corporation (“New Valley”) from January 1988 to December 2005 and served as its Chief Executive Officer from November 1994 to December 2005. New Valley was a majority-owned subsidiary of the Company until December 2005, when the Company acquired the remaining minority interest, became engaged in the real estate business and began seeking to acquire additional operating companies and real estate properties. Mr. LeBow’s pertinent experience, qualifications, attributes and skills include his decades of experience as an investor and the knowledge and experience in the tobacco industry he has attained through his service as the Company's Chief Executive Officer from 1990 to 2005 and as Chairman of the Board since 1990.
Howard M. Lorber has been President and Chief Executive Officer of the Company since January 2006. He served as President and Chief Operating Officer of the Company from January 2001 to December 2005 and has served as a director of the Company since January 2001. He has also served as Chairman of the Board of Directors since 1987 and Chief Executive Officer from November 1993 to December 2006 of Nathan’s Famous, Inc. (NASDAQ: NATH), a chain of fast food restaurants; Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS; "LTS"), a publicly traded diversified financial services company, from May 2001 to July 2006 and Vice Chairman from July 2006 to February 2020 when LTS was acquired by Advisor Group, a portfolio company of Reverence Capital Partners; and as a director of Clipper Realty Inc. (NYSE: CLPR) since July 2015. Mr. Lorber was a member of the Board of Directors of Morgans Hotel Group Co. (NASDAQ: MHGC) from March 2015 until November 2016 and served as Chairman from May 2015 to November 2016. From November 1994 to December 2005, Mr. Lorber served as President and Chief Operating Officer of New Valley, where he also served as a director. Mr. Lorber was Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005. He is also a trustee of Long Island University. Mr. Lorber's pertinent experience, qualifications, attributes and skills include the knowledge and experience in the real estate and tobacco industry he has attained through his service as our President and a member of our Board of Directors since 2001 as well as his service as a director of other publicly traded corporations.
Richard J. Lampen was appointed our Chief Operating Officer on January 14, 2021 and has served as our Executive Vice President since 1995. Mr. Lampen was elected to the Board in January 2021 in connection with his appointment as Chief Operating Officer. From October 1995 to December 2005, Mr. Lampen served as the Executive Vice President and General Counsel of New Valley, where he also served as a director. From September 2006 to February 2020, he served as President and Chief Executive Officer as well as a director of LTS prior to the sale of LTS in February 2020. Mr. Lampen also served as Chairman of LTS from September 2018 to February 2020. From October 2008 to October 2019, Mr. Lampen served as President and Chief Executive Officer as well as a director of Castle Brands Inc. (NYSE American: ROX), a publicly traded spirits company, prior to its acquisition by Pernod Ricard. Mr. Lampen's pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience in the real estate and tobacco industry he has attained through his service to our business since 1995 as well as his service as Chief Executive Officer of LTS and Castle Brands Inc. and as a director of other publicly traded corporations.
Stanley S. Arkin has been a director since November 2011. Mr. Arkin is the founder of Stanley S. Arkin PLLC, a law practice in New York, NY, and serves as Chairman of The Arkin Group, a private intelligence agency. Mr. Arkin was a member of the Board of Directors of Authentic Fitness Corp, a fitness apparel company that ceased to be publicly traded in 1999, from 1995 to 1998. He is a member of the Council on Foreign Relations, has served on or chaired numerous committees in other professional organizations, such as the American College of Trial Lawyers, the Judicial Conference of the State of New York, the Association of the Bar of the City of New York, the American Bar Association, the New York State Bar Association, and the New York County Lawyers Association and is the author of the Business Crime book series and many articles published in the New York Law Journal and other publications. Mr. Arkin’s pertinent experience, qualifications, attributes and skills include his managerial experience, financial literacy and the knowledge and experience he has attained through his career in the legal profession as well as his service as a director of a publicly traded corporation.

Henry C. Beinstein has been a director of the Company since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer and FINRA member firm, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. He also holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. Mr. Beinstein also served as a director of LTS and Castle Brands Inc., prior to the sale of these companies in February 2020 and October 2019, respectively. Mr. Beinstein has been licensed as a Certified Public Accountant in the state of New York since 1968. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience through his years at Coopers & Lybrand, Proskauer Rose LLP, Milbank, Tweed, Hadley & McCloy LLP and Schulte Roth & Zabel LLP, and the knowledge and experience he has attained through his service as a director of the Company and other publicly traded corporations.
Ronald J. Bernstein has been a director of the Company since March 2004. Until his retirement on March 31, 2020, Mr. Bernstein had served as President and Chief Executive Officer of Liggett Group LLC, an indirect subsidiary of the Company, since September  2000 and of Liggett Vector Brands LLC, an indirect subsidiary of the Company, since March 2002. On April 1, 2020, he became Non-Executive Chairman of Liggett Vector Brands and Senior Advisor to Liggett Group LLC. From July 1996 to December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., the Company’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer. Mr. Bernstein’s pertinent experience, qualifications, attributes and skills include the knowledge and experience in the tobacco industry, which is the primary contributor to the Company's earnings, he has attained through his employment by our tobacco subsidiaries since 1991.
Paul V. Carlucci has been a director of the Company since March 2018 and was the Chairman and Chief Executive Officer of News America Marketing, a subsidiary of News Corporation (NASDAQ: NWSA) and a single-source provider of consumer advertising and promotional services, from October 1997 until his retirement in June 2014.  He also served as publisher of the New York Post from September 2005 to September 2012 and was a member of the Executive Committee of News Corporation from October 1996 until his retirement in June 2014.  He continued to consult to News Corporation until June 2017.  He was also President and CEO of News America Publishing, Inc. (the parent company of TV Guide, Weekly Standard and News America New Media), and has held executive positions in Caldor, Inc., a 175-store general merchandise chain, RH Macy’s and the New York Daily News.  He has also served on the Boards of Directors of Herald Media, Inc., the American Jewish Committee, the Children’s Miracle Network and the Guardian Angels. Mr. Carlucci’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as an executive officer of large media corporations and his expertise in marketing and communications involving various industries, including the U.S. tobacco industry and the New York metropolitan area real estate market.
Jean E. Sharpe has been a director of the Company since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993. Ms. Sharpe has been a member of the New York State Bar Association since 1979. Ms. Sharpe’s pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience she attained from serving as our general counsel from 1988 until 1993 and her service as a director of the Company.
Barry Watkins has been a director of the Company since March 2018 and has been CEO of Clairvoyant Media Strategies, one of the country's most in-demand media training companies, since 2018. From 1997 to November 2017, Mr. Watkins was head of communications for Madison Square Garden Company L.P. ("MSG") and served as Executive Vice President and Chief Communications Officer from 2010 until November 2017. In his role, Mr. Watkins oversaw MSG's communications and government relations activities, as well as its extensive philanthropic efforts, and, from 2010 to 2014, the human resources department of the MSG companies. Since 2014, Mr. Watkins has also served as Chairman of the Garden of Dreams Foundation, a non-profit organization that works with the MSG companies (including their successors) to positively impact the lives of children facing obstacles. The pertinent experience, qualifications, attributes and skills of Mr. Watkins include his managerial experience as well as the knowledge and experience in communications, government relations and human resources that he attained through his service as an executive officer of publicly traded corporations.

Board of Directors and Committees
The Board held seven meetings in 2020 and currently has nine directors. Each director attended at least 75% of the aggregate number of meetings of the Board and of each committee on which the director served as a member during such period. To ensure free and open discussion and communication among the independent directors of the Board, the independent directors meet in executive sessions periodically, with no members of management present. The chair of the corporate governance and nominating committee presides at the executive sessions.
The Company’s Corporate Governance Guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. The roles of Chief Executive Officer and Chairman of the Board are presently held by two different directors. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, reviews the agenda for Board meetings and presides over meetings of the full Board.
The Board oversees the risks that could affect the Company through its committees and reports from officers responsible for particular risks within the Company.
The Board has four committees established in accordance with the Company’s Bylaws: an executive committee, an audit committee, a compensation and human capital committee, and a corporate governance and nominating committee. The Board has determined that, other than Ronald J. Bernstein, the Company’s non-employee directors (Stanley S. Arkin, Henry C. Beinstein, Paul V. Carlucci, Bennett S. LeBow, Jean E. Sharpe and Barry Watkins) have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Each of the members of the audit committee, compensation and human capital committee, and corporate governance and nominating committee meets the New York Stock Exchange listing standards for independence.
The executive committee, whose members are presently Messrs. LeBow, chairman, and Lorber, did not meet in 2020. The executive committee exercises, in the intervals between meetings of the Board, all the powers of the Board in the management and affairs of the Company, except for matters expressly reserved by law for Board action.
The audit committee, whose members are presently Messrs. Beinstein, chairman, and Carlucci and Ms. Sharpe, met eight times in 2020. The committee is governed by a written charter which requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the audit committee periodically reviews the Company’s risk assessment and management, including in the areas of legal compliance, internal auditing and financial controls. In this role, the audit committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors. Although the Board’s primary risk oversight has been assigned to the audit committee, the full Board also receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, competitive and legal risks. In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Board and its audit committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps (both short-term and long-term) the Company takes to manage them. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes and risks related thereto; the audit committee appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report.” Each of the members of the audit committee is financially literate as required of audit committee members by the New York Stock Exchange and independent as defined by the rules of the New York Stock Exchange and the SEC. The Board has determined that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the SEC.
The compensation and human capital committee, whose members are presently Messrs. Arkin, chairman, and Carlucci, and Ms. Sharpe, met four times in 2020. The committee is governed by a written charter. The compensation and human capital committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To aid the compensation and human capital committee with its responsibilities, the compensation and human capital committee retains an independent consultant, as necessary, to understand the implications of compensation decisions being made. In June 2019, the compensation and human capital committee engaged FTI Consulting, Inc. to provide consulting services with respect to the Company's compensation program in the 2020 compensation year. Additionally, in 2020, the compensation and human capital committee directed FTI Consulting to benchmark the Company's compensation practices and structures against competitors. The compensation and human capital committee has assessed the independence of FTI Consulting pursuant to SEC and New York Stock Exchange rules and concluded that work performed by FTI Consulting for the compensation and human capital committee does not raise any conflict of interest. The compensation and human capital committee reviews, approves and administers management compensation and executive compensation plans and is responsible for management development and succession planning, overseeing human capital management initiatives (including diversity and inclusion), overseeing the Executive Compensation Clawback Policy and overseeing stockholder communications and engagement efforts with stockholders on executive compensation. The compensation and human capital committee also administers the Company’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”) and the Senior Executive Incentive Compensation Plan (the “Bonus Plan”) and the 2014 Management Incentive Plan (the “2014 Plan”). See “Compensation Discussion and Analysis” for more information. In March 2009, the compensation and human capital committee formed a Performance-Based Compensation Subcommittee (the “Subcommittee”), which consists of Messrs. Arkin and Carlucci. The Subcommittee administers the participation of named executive officers in the Bonus Plan, the 1999 Plan and the 2014 Plan.
The corporate governance and nominating committee, whose members are presently Ms. Sharpe, chair, and Messrs. Arkin, Beinstein and Watkins, met two times in 2020. The committee is governed by a written charter. This committee is responsible for the oversight of risks relating to Board succession planning. The committee assists the Board in identifying individuals qualified to become directors and recommends to the Board the nominees for election as directors at the next annual meeting of stockholders, develops and recommends to the Board the corporate governance guidelines and code of business conduct and ethics applicable to the Company, and oversees the evaluation of the Board and management. In recommending candidates for the Board, the committee takes into consideration applicable to independence criteria and the following criteria established by the Board in the Company’s corporate governance guidelines:
•personal qualities and characteristics, accomplishments and reputation in the business community;
•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background, experience and other demographics.
The committee also considers such other factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all nominees. The composition of our current Board includes both gender and racial diversity.
In January 2021, the Board appointed Mr. Lampen to the additional position of Chief Operating Officer and elected him to serve as a director by filling a vacancy upon the recommendation of the corporate governance and nominating committee. Mr. Lorber recommended the election of Mr. Lampen to the Board based on his appointment as Chief Operating Officer. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to Marc N. Bell, the secretary of the Company, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. If the Company were to receive recommendations of candidates from the Company’s stockholders, the committee would consider such recommendations in the same manner as all other candidates.
Corporate Governance Updates
In June 2019, the Board asked management and outside counsel to review the Company's governance practices and propose enhancements that align with market better-practices. Although this review remains ongoing, in March 2020, the Board approved certain amendments to the Company’s Bylaws to, among other things, adopt a market-standard proxy access bylaw. Proxy access permits a stockholder (or a group of up to 20 stockholders), owning at least three percent of the Company's outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company's proxy materials, director nominees constituting the greater of two directors or twenty percent of the total number of directors of the Company, provided the stockholder or group of stockholders and nominees satisfy the requirements set forth in Section 14 of Article II of the Company's Bylaws.
Under the Company's Equity Retention and Hedging Policy, adopted in January 2013 and amended in April 2020, each executive officer is required to retain at least 25% (after taxes and exercise costs) of shares of Common Stock acquired by them under an incentive equity or option award granted to them after January 1, 2013 (“Award Shares”) and executive officers are prohibited from participating in certain trading activities with respect to Award Shares, that by their nature would constitute hedging. Directors are prohibited from participating in certain trading activities with respect to Common Stock granted to them in connection with their service on the Board that by their nature would constitute hedging.
For both executive officers and directors, prohibited activities under the Company's Equity Retention and Hedging Policy include:
•Trading in publicly traded options;
•Trading in puts;
•Trading in calls; or
•Trading in other derivative instruments.

In 2020, the Board approved a number of updates to the Company’s Corporate Governance Guidelines and Code of Business Ethics. In addition, both the compensation and human capital committee and the corporate governance and nominating committee adopted revised charters.
The Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics, Equity Retention and Hedging Policy, Stock Ownership Guidelines, Executive Compensation Clawback Policy and current copies of the charters of the Company’s audit committee, compensation and human capital committee, and corporate governance and nominating committee are all available in the investor relations section of the Company’s website (http://www.vectorgroupltd.com/investor-relations/corporate-governance/) and are also available in print to any stockholder who requests them.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The Company designed its compensation program in 2020 with an intent to maximize stockholder returns and deliver compensation in a manner that supports long-term value creation for the Company. Compensation for the Company's named executive officers is substantially at-risk; annual incentive awards are contingent upon the Company meeting various performance goals that are consistent with the Company's business plan and annual long-term equity incentive awards in the form of stock options that cliff vest after four years and restricted stock awards that vest ratably over four years further align management with the interests of the Company's long-term stockholders. The Company's compensation and human capital committee recognizes, and its policies reflect, that Vector is a complex and diversified company that operates in two challenging industries - tobacco and real estate. Moreover, both of these industries are impacted by exogenous forces.
Beginning in 2016, Vector meaningfully enhanced its stockholder outreach program to expand the scope of its discussions with institutional investors beyond the traditional emphasis on Vector's tobacco and real estate operations and engaged in productive dialogue on a variety of corporate and governance-related matters. The Company is committed to sound governance policies and practices, values stockholder input, and takes into consideration the views of its stockholders as it assesses and refines its means of most effectively incentivizing management to enhance long-term stockholder value.
Executive Compensation Philosophy
The compensation and human capital committee's primary objectives for our executive compensation program are:
•to base a meaningful portion of management’s pay on achievement of the Company’s annual and long-term goals to ensure alignment of pay and performance;
•to provide long and short-term incentives intended to reward executives for actions that create and enhance sustainable stockholder value;
•to provide competitive levels of compensation;
•to recognize individual initiative and achievement; and
•to assist the Company in attracting talented executives to a challenging and demanding environment, and retain them for the benefit of the Company and its subsidiaries.
The Company strives to achieve these objectives through compensation arrangements that put a substantial portion of the executives’ overall compensation at risk so that compensation is only paid if the Company's pre-established performance goals are met. While the compensation of the Company’s most senior executives is largely the result of negotiated agreements (which are reviewed annually by the compensation and human capital committee), the Company’s overall compensation philosophy is intended to reward its executives with fully competitive compensation, while providing opportunities to reward outstanding performance with above-average total compensation.
The Company's compensation and human capital committee has recognized that Vector is a complex and diversified company that operates in two challenging industries - tobacco and real estate. In establishing levels of executive compensation in 2020, the compensation and human capital committee considered Vector's well-established record of strong operating performance.
The Company has taken significant steps toward compensation risk-mitigation and other long-term objectives to further align the interests of management with those of long-term stockholders. Since 2013, the Company has implemented significant enhancements to discourage excessive risk-taking by our executives, including adopting an Executive Compensation Clawback Policy, an Equity Retention and Hedging policy that prohibits hedging by executive officers and requires executive officers to retain at least 25% (after taxes and exercise costs) of the shares of Common Stock acquired under an incentive, equity or option award granted to them after January 1, 2013 and Stock Ownership Guidelines that require each executive officer to hold a specified amount of Common Stock of the Company until normal retirement age. In addition, from 2013 to 2019, the Company's annual award of long-term equity compensation to its named executive officers (other than Mr. Anson) has been in the form of stock options that cliff vest on the fourth anniversary of the date of grant. In 2020, the Company granted restricted stock, which vests ratably over four years, to its named executive officers (other than Mr. Anson). These vesting schedules were chosen to incentivize executives to focus on long-term strategic directives.
The compensation and human capital committee may retain independent compensation consultants to render advice and guidance in assessing whether the Company's compensation program is reasonable and competitive.

Since June 2019, the compensation and human capital committee has engaged FTI Consulting to conduct a competitive market assessment of the Company’s executive compensation levels and structure, including an examination of market trends and best practices in the Company’s primary industries, as well as advise on the design and structure of incentive compensation programs for executives.
FTI Consulting is directed by, and only provides services to, the compensation and human capital committee.
Compensation Highlights

What we do	What we don’t
Pay for performance and align interests of executives with those of long-term stockholders	No single-trigger cash severance upon a change in control
Majority of executive pay is in the form of at-risk compensation	No repricing of stock options
Hold-until-retirement requirements applicable to 25% of all equity granted to executives	No hedging of stock permitted
Clawback policy — which provides for recoupment of previously earned incentives — is a precondition to receiving incentive-based compensation
Independent compensation consultant

Response to 2020 Say on Pay Vote Results
At the 2020 annual meeting of stockholders, the Company held its annual say on pay vote and approximately 31.3% of the Company's stockholders voted “for” the compensation of the Company's named executive officers. The Company's compensation and human capital committee thoughtfully considered the result of the 2020 vote in conducting the ongoing review and administration of management compensation. We value our stockholders’ perspectives and significantly expanded our outreach to stockholders immediately following the 2019 annual meeting.
In 2019, the compensation and human capital committee also began the process of reviewing the Company's executive compensation program by engaging FTI Consulting with a view to implementing any appropriate changes to our executive compensation program.
Following the 2019 annual meeting of stockholders, the Company requested telephonic meetings with each institutional stockholder owning more than two percent (2%) of our Common Stock - in aggregate approximately 40% of the Company's outstanding shares - in order to ensure the Board understands and considers issues that are important to the Company's stockholders. Subsequent to this outreach, the Company, including an independent director, together with a proxy advisory firm, engaged with institutional investors representing in aggregate approximately 14% of the outstanding shares of Common Stock.
In response to the feedback received, while recognizing that the Company’s business lines span two disparate industries, the compensation and human capital committee directed FTI Consulting to benchmark the Company’s compensation practices and structures against competitors to better understand whether meaningful changes would be appropriate to implement.
In February 2021, the committee approved the adoption of a formal compensation benchmarking based on the detailed analysis provided by FTI Consulting. Based on the analysis, the committee determined it was appropriate to utilize a 14-company peer group in 2021 based on the following criteria: (i) companies within a range of 0.5x to 2.5x the size of the Company based on at least two metrics (for example, equity market capitalization, total assets or total revenues); or (ii) companies that are located within close geographic proximity to the Company's locations with whom the Company may compete for talent and are either (a) a real estate brokerage company, (b) a tobacco or cannabis manufacturer or supplier or (c) a diversified real estate company with a focus on residential investments.
The committee evaluated and adopted this revised approach to peer benchmarking. As a result of its understanding of compensation practices across this peer group, the committee also implemented certain changes to its 2021 executive compensation program, including revising the long-term equity compensation award for our Chief Executive Officer to 50% time-vesting and 50% performance-vesting (compared with 100% time-vesting in 2020) and increasing the long-term equity incentive awards for its Chief Operating Officer, Chief Financial Officer and General Counsel to bring such award values more in line with market practice for executives in similarly situated positions. The committee believes that these changes for 2021 better align the CEO’s compensation with Company performance, and enhance the alignment of interests of the CEO and other executives with those of long-term stockholders, thereby addressing the key elements of the stockholder feedback received.
In 2020, the Board also asked management and outside counsel to review the Company's governance practices and propose enhancements that align with market practices. Although this review remains ongoing, in March 2020, the Board approved certain amendments to the Company’s Bylaws to, among other things, adopt a market-standard proxy access bylaw. The Board also approved a number of updates to the Company’s corporate governance guidelines and code of business conduct and ethics. In addition, each of the compensation and human capital committee and the corporate governance and nominating committees adopted revised charters. Copies of these updated policies and revised charters are available in the Investor Relations section of our website.
Year-Over-Year Compensation Mix
As a result of the incremental compensation changes thoughtfully implemented each year, the Company's executive compensation mix has transitioned to being comprised significantly of at-risk compensation as compared to fixed compensation. The following charts illustrate the consistent shift of the compensation mix between fixed (i.e., base salary) and at-risk (i.e., annual cash bonus and long-term equity incentives) compensation elements for our Chief Executive Officer and other named executive officers.

CEO Year-Over-Year Compensation Mix
In addition to becoming more at-risk, the CEO's compensation mix has also become more performance-based to increase alignment with stockholder interests. Specifically, as outlined above, the compensation and human capital committee has implemented changes to the structure of CEO compensation to require that 50% of his equity compensation will be denominated in performance-based equity. The chart below illustrates the significant increase in the CEO's target compensation being comprised of performance-based incentives:
Stockholder Feedback
Investor feedback received after the 2019 annual meeting was primarily focused on governance and executive compensation as listed below. In these discussions, feedback received from investors included the following:

Governance
•Conveyed that the overall governance of the Company was generally in line with peer companies
•Requested that the Company consider adopting proxy access in line with market practices
•Appreciated the gender diversity on the Board
Executive Compensation
•Acknowledged the relative difficulty in benchmarking for the Company given that it operates in two challenging industries which have distinct disparities between financial and operational characteristics
•Supported the Company’s intent to primarily focus on performance incentives, while expressing a preference for long-term versus short-term incentives
•Validated the Company’s use of stock options as an appropriate incentive award bolstered by the four-year cliff vesting, as well as the Company's use of restricted stock awards that vest in four annual installments
•Affirmed that the hold-until-retirement stock holding requirements align executives’ interests with those of long-term stockholders
•Requested additional transparency into the compensation and human capital committee’s compensation process
The feedback was conveyed to the entire Board and was considered in subsequent Board discussions, including with respect to 2020 compensation decisions. This disclosure is aligned with the compensation and human capital committee’s approach to being more transparent.
Upon recommendation of the corporate governance and nominating committee, the Board approved an amendment to the Company's Bylaws on March 5, 2020 to permit stockholder proxy access.
The compensation and human capital committee continues to thoughtfully consider the feedback received from the Company's institutional investors with respect to the Company's executive compensation program, including how stockholder feedback can be considered in the design of the Company's compensation program for 2021 and thereafter, some of the results of which are described above under the heading “Response to 2020 Say on Pay Results.”
For information regarding this year's say on pay vote, see “Board Proposal 2 - Advisory Vote on Executive Compensation.”
Compensation Components
The key components of the Company’s executive compensation program consist of a base salary, an annual performance-based bonus pursuant to the 2014 Plan, equity awards under the 1999 Plan and the 2014 Plan and various benefits, including the Company’s Supplemental Retirement Plan, the Liggett Vector Brands Inc. Savings Plan (the “401(k) Plan”) and business and personal use of corporate aircraft by each of the President and the Executive Vice President. The employment agreements with the Company’s named executive officers also provide for severance compensation in the event of termination other than for cause during the term of the agreement or, in certain cases, following a change in control of the Company during the term of the agreements.
Base Salary
Base salaries for the Company’s named executive officers are established based on their overall business experience and managerial competence in their respective roles, as well as their personal contributions to the Company and are intended to provide competitive levels of fixed compensation. The compensation and human capital committee believes that executive base salaries should be set at competitive levels and reward our executives for our long-term outstanding performance with above-average total compensation. Base salaries are reviewed annually by the compensation and human capital committee, based on recommendations by the Company’s Chief Executive Officer with respect to the salaries of executive officers other than himself, and may be increased based on review of the Company's results and individual executive performance. An automatic cost of living adjustment to base salary is included under the terms of Mr. Lorber's employment agreement such that his base salary was increased $71,934 for 2020. The compensation and human capital committee also increased the base salaries of Messrs. Kirkland and Bell by $50,000 in 2020 and did not adjust the salaries of the other named executive officers in 2020. Effective January 1, 2021, as a result of the cost of living provision in his employment agreement, Mr. Lorber's base salary was increased from $3,371,649 to $3,426,270. In connection with Mr. Lampen’s appointment as Chief Operating Officer, the compensation and human capital committee increased Mr. Lampen’s base salary to $1,250,000 per annum, effective January 1, 2021.
Annual Incentive Awards
The Company's executive officers are eligible to earn annual cash incentive awards under the 2014 Plan. The compensation and human capital committee has delegated to its Performance-based Compensation Subcommittee (the "Subcommittee"), which consists of Messrs. Arkin and Carlucci, the authority to select participants in the 2014 Plan, determine the amount of their annual award opportunities, select the applicable performance criteria and performance goals for each year, determine whether the performance goals for particular awards have been met and administer and interpret the 2014 Plan with respect to performance-based compensation. An eligible executive may (but need not) be selected to receive annual incentive awards under the 2014 Plan.
In 2020, each of the Company's named executive officers (except for Mr. Anson) participated in the annual cash incentive program under the 2014 Plan. For Messrs. Lorber, Lampen, Kirkland and Bell the following performance metrics were established for 2020: 37.5% of the payment was based on adjusted earnings before interest and taxes, or Adjusted EBIT, as defined in the 2014 Plan, of Liggett; 37.5% of the payment was based on distributions to stockholders of the Company; and 25% of the payment was based on management's performance related to Douglas Elliman's response to the COVID-19 pandemic (“Douglas Elliman”). The Subcommittee selected Adjusted EBIT as a performance criteria again this year as it is commonly used to measure performance in the tobacco industry, while selecting complementary metrics that incentivize management to seek strong stockholder returns and prioritize the Company's long-term performance notwithstanding the impact of the COVID-19 pandemic.
The COVID-19 pandemic and the related economic, financial and public health consequences materially and adversely affected the business of Douglas Elliman from March 2020 to August 2020 as real estate showings were limited and, as a result, in the second quarter, Douglas Elliman experienced a significant decline in revenues. In establishing 2020 targets, the Committee determined these factors were outside of the control of management; however, the Committee believed management had the ability to control and impact Douglas Elliman’s response to the COVID-19 pandemic. Accordingly, for the 2020 fiscal year, annual awards with respect to Douglas Elliman were determined by the Committee in its sole discretion based on its determination of how effectively management responded to the COVID-19 crisis, taking into account all of the factors it considered relevant and appropriate. In making this determination, the Committee considered both non-financial considerations, such as the safety of employees, agents and customers, as well as financial metrics it considers appropriate.
In evaluating achievement of the Douglas Elliman-related performance metric, the Subcommittee evaluated management’s cost-reduction and human capital initiatives. The Subcommittee considered Douglas Elliman’s commitment to its employees (Douglas Elliman was named by Forbes as one of the 100 best large employers in 2020) as well as initiatives that resulted in a decline in Douglas Elliman’s consolidated expenses, excluding restructuring and losses from asset disposals, of $47.8 million, or from $260.7 million in 2019 to $212.9 million in 2020. Based on these efforts, the Subcommittee determined that management had met the criteria for a 125% bonus payment with respect to the Douglas Elliman-related performance metric.
For 2020, like 2019 and prior years and in accordance with the terms of their respective employment agreements, Messrs. Lorber, Lampen, Kirkland and Bell remained eligible to receive a target annual incentive opportunity of 100%, 50%, 33.33% and 25% of their respective base salaries. In connection with Mr. Lampen’s appointment as Chief Operating Officer, the compensation and human capital committee increased Mr. Lampen’s target annual incentive opportunity to 75% of base salary (from his current target bonus opportunity of 50% of base salary), effective January 1, 2021. The Company has not increased the target percentage annual incentive opportunity for any of its other named executive officers from the percentage set forth in each named executive officer’s employment agreement.
Depending on the level of achievement of the performance criteria, the actual annual incentive payments could exceed the target annual incentive amount for each of Messrs. Lorber, Lampen, Kirkland and Bell up to a maximum payout of 125% of target, where as Mr. Anson's maximum payout is 200% of target (see “Grants of Plan-Based Awards in 2020”). The Subcommittee may exercise negative discretion with respect to any award to reduce any amount that would otherwise be payable under the annual incentive program granted under the 2014 Plan.
The 2020 performance necessary for Messrs. Lorber, Lampen, Kirkland and Bell to receive annual incentive awards at the target level were set at levels which were believed to be rigorous, but reasonably achievable, based on internal corporate plans.
For Messrs. Lorber, Lampen, Kirkland and Bell, the performance necessary to achieve the minimum, target or maximum awards in 2020 was as follows:

•percentages of the target cash incentive opportunity based on Liggett Adjusted EBIT were $240,000,000 (50%), $250,000,000 (100%), and $270,000,000 and above (125%); the actual Liggett Adjusted EBIT for 2020 were $324,670,000 resulting in a 125% payment on this metric;
•percentages of the target cash incentive opportunity based on cash dividends per share of the Company were $0.70 (50%), $0.80 (100%), and $0.90 and above (125%); the actual cash dividends paid in 2020 were $0.80 per share resulting in a 100% payment on this metric; and,
•as discussed above, the Subcommittee determined the payment for the portion of the target cash incentive opportunity based on the Douglas Elliman pandemic response was 125% based on management's response to the COVID-19 pandemic.
Based on actual 2020 results compared to the established performance criteria, annual cash incentive payments equal to 115.625% of target amounts were achieved and awarded to Messrs. Lorber, Lampen, Kirkland and Bell. No annual cash incentive payment was awarded to Mr. Anson, who received a $650,000 bonus in respect of 2020. The amount of Mr. Anson's bonus was determined in the discretion of the compensation and human capital committee upon the recommendation of Vector's management based on a review of Liggett's operating results during 2020. (Mr. Anson served as Liggett's Executive Vice President of Finance and Administration prior to his appointment as an executive officer of the Company on April 1, 2020.) In determining the amount of Mr. Anson's bonus payment, the compensation and human capital committee considered, among other items, that Liggett's Tobacco Adjusted Operating Income increased from $232.1 million in 2019 to $306.3 million in 2020 and Liggett's continued execution of ongoing operations and strategic priorities during the COVID-19 pandemic (including that during 2020 Liggett was one of only two U.S. cigarette manufacturers that did not miss a single shipment of product). The bonus payment to Mr. Anson for the 2020 fiscal year is set forth in the column labeled "Bonus" in the Summary Compensation Table.
    Annual cash incentive payment amounts for achieving performance criteria in between the amounts listed above are determined by linear interpolation between the higher and lower amounts. The actual performance-based incentive payments made to the selected participants for the years ended December 31, 2018, 2019 and 2020 are set forth in the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Annual incentive compensation earned by named executive officers after February 26, 2014 is subject to the Company's Executive Compensation Clawback Policy.
Equity Compensation
Long-term equity compensation is intended to provide a variable pay opportunity that rewards long-term performance by the Company as a whole and serves as a significant incentive to remain with the Company. In establishing long-term equity compensation awards, the compensation and human capital committee has considered the historical returns generated by the Company. In 2020, the Company's annual long-term equity compensation program for its named executive officers (other than Mr. Anson) consisted of restricted stock awards.
On May 27, 2020, the Subcommittee granted restricted stock awards to Messrs. Lorber (250,000 shares), Lampen (75,000 shares), Kirkland (40,000 shares) and Bell (40,000 shares) to recognize past and current performance and to serve as a means of incentivizing and retaining these key employees. The restricted shares vest in four equal annual installments commencing on the first anniversary of the date of grant subject to continued employment through each vesting date subject to earlier vesting upon his death or disability, a termination of employment without cause or resignation for good reason or a change in control. Shares received in respect of the May 27, 2020 restricted stock grants will be subject to the Company's Equity Retention and Hedging Policy. See “Equity Retention Policy.”
Dividend Equivalents
Under the terms of certain equity awards made to the Company’s named executive officers under the Company’s stock plans, dividend equivalent payments and distributions are made to the executive officers with respect to the shares of Common Stock underlying the unexercised and unvested portion of the equity awards and the exercise prices of stock options are adjusted to reflect stock dividends. These payments and distributions are made at the same rate as dividends and other distributions paid on shares of the Company’s Common Stock. In 2020, named executive officers earned cash dividend equivalent payments on unexercised stock options and unvested restricted stock (granted in 2020) is as follows: Mr. Lorber — $2,513,552; Mr. Lampen — $542,803; Mr. Kirkland — $322,679; Mr. Bell — $297,293; and Mr. Anson — $0. In accordance with the disclosure rules of the SEC, these amounts have not been separately reported in the Summary Compensation Table because the value of the dividend equivalent rights was included in the initial grant date fair value of the underlying option grants which is reported in the Summary Compensation Table.
In 2020, quarterly cash dividends were paid at $0.20 per common share.

Supplemental Retirement Plan
Retirement benefits are designed to reward long and continuous service by providing post-employment security and are an essential component of a competitive compensation package. The Company’s named executive officers and certain other management employees are eligible to participate in the Supplemental Retirement Plan, which was adopted by the Board in January 2002 to promote retention of key executives and to provide them with financial security following retirement. As described more fully and quantified in “Pension Benefits at 2020 Fiscal Year End,” the Supplemental Retirement Plan provides for the payment to a participant at his or her normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The single life annuity amounts for the named executives were determined by the Company’s Board giving consideration to a variety of pertinent factors including (but not limited to) the executive’s level of annual compensation.
Other Benefits
The Company’s executive officers are eligible to participate in all of its employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and the 401(k) Plan. These benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. The Company also provides vacation and other paid holidays to its executive officers, as well as certain other perquisites further described below and in the Summary Compensation Table.
Perquisites
The Company’s corporate aircraft are made available for the personal use of Mr. Lorber and other executive officers at Mr. Lorber’s discretion. The Company’s corporate aircraft policy permits personal use of corporate aircraft by executives, subject to an annual limit of $200,000 and $50,000 for personal use by Messrs. Lorber and Lampen, respectively. For purposes of determining the amounts allowable under this policy, the value of the personal usage is calculated using the applicable standard industry fare level formula established by the Internal Revenue Service (as distinguished from the aggregate incremental cost approach used for determining the value included in the Summary Compensation Table), and Mr. Lorber and any other executive officers pay income tax on such value. In addition, Mr. Lorber is entitled to a car and driver provided by the Company, a $7,500 per month allowance for lodging and related business expenses, and two club memberships and Mr. Lampen is reimbursed for automobile and club expenses on an after-tax basis. See the Summary Compensation Table for details regarding the value of perquisites received by the named executive officers.
Change in Control Provisions
The employment agreement entered into between the Company and Mr. Lorber contains change in control provisions. In the event of a change in control that results in a termination of employment by the Company without cause or a resignation for good reason (a “double trigger” change in control provision), Mr. Lorber will receive severance benefits as set forth below in "Potential Termination and Change in Control Payments." The purpose of these provisions is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual corporate transactions and/or other fundamental corporate changes and to provide adequate protection to key management personnel in the event that their employment is terminated following a change in control. A change in control provision protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending by assurance of the payment of severance and benefits for terminated executives. A detailed summary of these provisions is set forth under the heading “Payments Made Upon a Change in Control.” In addition, outstanding stock options and restricted stock awards held by named executive officers (except Mr. Anson) vest upon a change in control.
Inter-Relationship of Elements of Compensation Packages
The various elements of the compensation packages for the Company’s executive officers are not directly inter-related. For example, if it does not appear as though the target annual cash incentive award will be achieved, the number of options or restricted shares that will be granted is not affected. If options that are granted in one year become underwater due to a decline in the Company’s stock price, the amount of the annual cash incentive award or compensation to be paid the executive officer for the next year is not impacted. Similarly, if options become extremely valuable due to a rising stock price, the amount of compensation or annual cash incentive award to be awarded for the next year is not affected. However, the compensation and human capital committee does evaluate the total value of executive remuneration when making decisions with respect to any particular compensation element.
Prohibition on Hedging
The Company's Equity Retention and Hedging Policy, adopted in January 2013 and amended in April 2020, applies to the Company's executive officers and directors. Executive officers are prohibited from participating in certain trading activities with respect to Award Shares, that by their nature would constitute hedging. Directors are prohibited from participating in certain trading activities with respect to Common Stock granted to them in connection with their service on the Board that by their nature would constitute hedging. For both executive officers and directors, such prohibited activities include:
•Trading in publicly traded options;
•Trading in puts;
•Trading in calls; or
•Trading in other derivative instruments.

Equity Retention Policy
Under its Equity Retention and Hedging Policy, the Company formalized its long-standing practice of significant share retention by senior management. Until normal retirement age as defined in the Company's Supplemental Executive Retirement Plan (age 60), each executive officer is required to retain at least 25% (after taxes and exercise costs) of the executive officer's Award Shares.
Stock Ownership Guidelines
The Company has Stock Ownership Guidelines that are applicable to all named executive officers and each non-employee member of the Board. Under the guidelines, which are phased in within the five years after the date that a covered person becomes a named executive officer or member of the Board, the following ownership requirements exist.

Title	Value of Shares Owned

Chief Executive Officer	3.0	X	Base Salary
Executive Vice Presidents	1.5	X	Base Salary
Other named executive officers	1.0	X	Base Salary
Non-employee directors	2.0	X	Annual Retainer
“Shares owned” for purposes of the policy include shares of the Company's stock owned outright, any shares held under an employee benefit plan, and restricted shares. The valuation of shares includes all shares held beneficially or directly by any covered person or the person's family members or trusts but excludes pledged shares. Compliance is tested on the last day of each quarter. As of December 31, 2020, all covered individuals were in compliance with the guidelines.
Executive Compensation Clawback Policy
    The Company has an Executive Compensation Clawback Policy (the “Clawback Policy”), which requires, as a condition to receive bonus or incentive-based compensation from the Company, that each named executive officer must have entered into an agreement with the Company providing that any performance-based compensation awarded, paid or payable by the Company or any of its subsidiaries subsequent to the date of adoption of the Clawback Policy shall be subject to recovery or “clawback” by the Company. Under the Clawback Policy, if the Company’s financial results are restated, the result of which is that any performance-based compensation would have been lower had it been calculated based on such restated results, the compensation and human capital committee shall review the performance-based compensation received by the named executive officers. If the compensation and human capital committee determines that the performance-based compensation would have been lower and that a named executive officer who received such compensation engaged in fraud, material financial or ethical misconduct or recklessness in the performance of the named executive officer's duties or intentional illegal conduct which materially contributed to the restatement, then the compensation and human capital committee may seek to recover the after-tax portion of the excess amount of performance-based compensation. Under the policy, the compensation and human capital committee has the discretion to determine to seek recovery of the performance-based compensation after notice and an opportunity to be heard is provided to the named executive officer.

Tax and Accounting Implications
Deductibility of Executive Compensation
The compensation and human capital committee and its Subcommittee review and consider the deductibility of executive compensation under Section 162(m) of the Code of 1986, which generally imposes a $1,000,000 limit on the amount that a publicly traded company may deduct on compensation paid to "covered employees" when designing the Company's executive compensation program. In certain situations, the compensation and human capital committee or the Subcommittee has in the past and may in the future approve compensation that will not meet these deductibility requirements in order to ensure appropriate and competitive levels of total compensation for the Company's executive officers. The compensation and human capital committee believes that attracting, retaining and motivating the Company's employees with a compensation program that supports long-term value creation is in the best interests of the Company's stockholders, even if certain payments thereunder are not deductible under Section 162(m).
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation, including stock option and restricted stock awards under the Company's stock plans, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).
Compensation and Human Capital Committee Report
The compensation and human capital committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Stanley S. Arkin, Chairman
Jean E. Sharpe
Paul V. Carlucci

SUMMARY COMPENSATION TABLE FOR YEARS 2018 — 2020
The following table summarizes the compensation of the named executive officers for the years ended December 31, 2020, 2019 and 2018. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (not taking into account the amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column).

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($) (2)	($) (2)	($)(3)	($)(4)	($)		($)
Howard M. Lorber	2020	$3,371,649	—	$3,001,250	$0	$3,898,469	$5,153,781	$340,104	(5)	$15,765,253
President and Chief	2019	$3,299,716	—	—	$589,774	$3,815,297	$3,581,571	$389,113		$11,675,471
Executive Officer	2018	$3,248,391	—	—	$1,154,795	$3,411,460	$22,839	$604,142		$8,441,627
Richard J. Lampen	2020	$900,000	—	$900,375	$0	$520,313	$609,601	$88,075	(6)	$3,018,364
Executive Vice	2019	$900,000	—	—	$147,444	$520,313	$423,636	$8,400		$1,999,793
President	2018	$900,000	—	—	$288,699	$472,590	$2,702	$8,250		$1,672,241
J. Bryant Kirkland III	2020	$550,000	—	$480,200	$0	$211,958	$330,737	$8,550	(7)	$1,581,445
Senior Vice President,	2019	$500,000	—	—	$152,993	$192,689	$418,166	$8,400		$1,272,248
Chief Financial Officer and Treasurer	2018	$500,000	—	—	$284,276	$175,016	$51,676	$8,250		$1,019,218
Marc N. Bell	2020	$475,000	—	$480,200	$0	$137,305	$606,881	$8,550	(7)	$1,707,936
Senior Vice President,	2019	$425,000	—	$—	$152,993	$122,852	$767,308	$8,400		$1,476,553
General Counsel and Secretary	2018	$425,000	—	480,750	$284,276	$111,584	$94,822	$8,250		$1,404,682
Nicholas P. Anson (8)	2020	$475,000	$650,000	$—	—	$—	$—	$8,550	(7)	$1,133,550
President and Chief
Operating Officer of Liggett Vector Brands and Liggett
___________________________
(1)Reflects actual base salary amounts paid for 2020, 2019 and 2018, unless otherwise indicated.
(2)Represents the aggregate grant date fair value of restricted stock or stock options granted under the 2014 Plan, respectively, during the years ended December 31, 2020, 2019 and 2018 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s audited financial statements for the year ended December 31, 2020 included in its Annual Report on Form 10-K filed with the SEC on March 1, 2021. These grants are subject to continued service conditions; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.
(3)These amounts reflect performance-based cash awards under the 2014 Plan paid during 2021, 2020 and 2019 in respect of service performed in 2020, 2019 and 2018, respectively. This plan is discussed in further detail under the heading “Annual Incentive Awards.”
(4)Amounts reported represent the increase in the actuarial present value of benefits associated with the Company’s pension plans. Assumptions for 2020 amounts are further described in “Pension Benefits at 2020 Fiscal Year End.” The amounts reflect the increase in actuarial present value for the named executive officer’s benefits under the Supplemental Retirement Plan determined using interest rate, retirement date and mortality rate assumptions consistent with those used in the Company’s financial statements. No amount is payable from this plan before a participant attains age 60 during active service except in the case of death, disability or termination without cause.  There can be no assurance that the amounts shown will ever be realized by the named executive officers.
(5)Represents perquisites consisting of $211,940 for use of corporate aircraft in 2020, a $90,000 allowance paid for lodging and related business expenses and $29,010 for use of a Company-provided car and driver (which amount covers the cost of fuel, parking, tolls, depreciation expense and related expenses for Mr. Lorber's personal and business-related use) in 2020. Also includes $8,550 for 401(k) Plan matching contributions in 2020. Also includes $604 for club memberships. For purposes of determining the value of corporate aircraft use, the personal use is calculated based on the aggregate incremental cost to the Company. For flights on corporate aircraft, aggregate incremental cost for purposes of this table is calculated based on a cost-per-flight-mile charge developed from internal Company data. The charge reflects the direct operating cost of the aircraft, including fuel, additives and lubricants, airport fees and catering. In addition, the charge also reflects an allocable allowance for maintenance and engine restorations.

(6)Represents perquisites consisting of $45,620 for personal use of corporate aircraft in 2020 (computed using the same assumptions as in footnote 5), $33,905 for reimbursement of automobile expenses and $8,550 for 401(k) Plan matching contributions in 2020.
(7)Represents 401(k) plan matching contributions.
(8)Mr. Anson became an executive officer on April 1, 2020. Amounts reported are for the entire year. The "bonus" column for Mr. Anson reflects the value of the annual bonus payment in respect of 2020 paid to Mr. Anson, which was determined at the discretion of the compensation and human capital committee based on Liggett's operating performance in 2020, as discussed further under the heading, "Annual Incentive Awards."
Employment Agreements and Severance Arrangements
Compensation arrangements, as reflected in the employment agreements with the Company’s executive officers, are usually negotiated on an individual basis between the Chief Executive Officer and each of the other executives. While the compensation and human capital committee has delegated to the Chief Executive Officer the responsibility of negotiating these employment agreements and his input is given significant consideration by the compensation and human capital committee, the compensation and human capital committee and the Board have final authority over all executive compensation matters.
On January 27, 2006, the Company and Howard M. Lorber entered into an amended and restated employment agreement (the “Amended Lorber Agreement”), which replaced his prior employment agreements with the Company and with New Valley. The Amended Lorber Agreement had an initial term of three years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. Under the Amended Lorber Agreement, Mr. Lorber’s base salary is subject to an annual cost of living adjustment. In addition, the Company’s Board must periodically review his base salary and may increase, but not decrease, his base salary in its sole discretion. Mr. Lorber is eligible on an annual basis to receive a target bonus of 100% of his base salary under the Company’s non-equity incentive bonus plan. During the period of his employment, Mr. Lorber is entitled to various benefits, including a Company-provided car and driver, a $7,500 per month allowance for lodging and related business expenses, two club memberships and dues, and use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy. Following termination of his employment by the Company without cause (as specified in the Amended Lorber Agreement), termination of his employment by him for good reason (as specified in the Amended Lorber Agreement) or upon death or disability, he (or his beneficiary in the case of death) would continue to receive for a period of 36 months following the termination date his base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, except as otherwise provided in an award agreement, all of Mr. Lorber’s outstanding equity awards would be vested and any stock options granted after January 27, 2006 would continue to be exercisable for no less than two years or the remainder of the original term if shorter. Following termination of his employment for any of the reasons described above (other than death or disability) within two years after a change in control (as defined in the Amended Lorber Agreement) or before a change in control that actually occurs in anticipation of or at the request of a third party effectuating such change in control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, Mr. Lorber will be indemnified in the event that excise taxes are imposed on change in control payments under Section 4999 of the Code.
On January 27, 2006, the Company entered into employment agreements (the “Other Executive Agreements”) with Richard J. Lampen, the Company’s Executive Vice President and Chief Operating Officer, J. Bryant Kirkland III, the Company’s Senior Vice President, Treasurer and Chief Financial Officer, and Marc N. Bell, the Company’s Senior Vice President, General Counsel and Secretary. The Other Executive Agreements replaced prior employment agreements with the Company or New Valley. The Other Executive Agreements had an initial term of two years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2021, the annual base salaries provided for in these Other Executive Agreements were $1,250,000 for Mr. Lampen (increased, effective January 1, 2021, from $900,000), $550,000 for Mr. Kirkland and $475,000 for Mr. Bell. In addition, the Board must periodically review these base salaries and may increase, but not decrease them, their base salaries in its sole discretion. These executives are eligible to receive a target bonus of 75% for Mr. Lampen (increased, effective January 1, 2021, from 50%), 33.33% for Mr. Kirkland and 25% for Mr. Bell, of their base salaries under the Company’s non-equity incentive bonus plan. Following termination of their employment by the Company without cause (as defined in the Other Executive Agreements), termination of their employment by the executives for good reason (as defined in the Other Executive Agreements) or upon death or disability, they (or their beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date their base salary and the bonus amount earned by them for the prior year (with such bonus amount limited to 75% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland and 25% of base salary for Mr. Bell).

On March 6, 2020, the Company entered into an employment agreement (the "Anson Agreement") with Nicholas P. Anson, who became President and Chief Operating Officer of Liggett Vector Brands LLC and Liggett Group LLC on April 1, 2020. The Anson Agreement had an initial term of 21 months with an automatic one-year extension on December 31, 2021 and each year thereafter unless notice of non-extension is given by either party within six months before such renewal date. The Anson Agreement provided Mr. Anson an initial annual base salary of $500,000, which was increased by the Anson Agreement to $650,000, effective January 1, 2021. Mr. Anson is eligible to participate in any annual bonus plan Liggett may implement for its senior executives with a target bonus of 50% of base salary. Following termination of his employment by Liggett Vector Brands without cause (as defined in the Anson Agreement), termination of his employment by him for good reason (as defined in the Anson Agreement), termination of his employment due to the nonrenewal of his agreement or upon death, he (or his beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date his base salary and continued health and insurance benefits, with the base salary payable during the second year being reduced by any salary, bonus, consulting fees or other compensation earned (irrespective of when paid) from any employment or consulting work. If Mr. Anson's employment is involuntarily terminated for any of the reasons described in the foregoing sentence, after July 1 of the applicable year, the Anson Agreement calls for Mr. Anson to receive a pro-rated bonus for such year based on days worked. The severance payments and benefits payable to Mr. Anson under the Anson Agreement are subject to Mr. Anson's execution of a release of claims in favor of Liggett and its affiliates.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Company's CEO to the annual total compensation of the Company's median employee (excluding the CEO) for 2020.
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below because other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
For our 2020 analysis, the Company first determined its employee population using a determination date of October 1, 2020. It identified the median employee using a compensation measure consisting of base salary or wages (as applicable), overtime pay, and any bonuses paid during the twelve-month period preceding the determination date. Conforming adjustments were made for permanent employees who were hired during that period and did not receive pay for the full period.
The 2020 annual total compensation as determined under Item 402 of Regulation S-K for the Company's CEO was $15,765,253, as reported in the Summary Compensation Table of this proxy statement. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for the median employee identified in 2020 was $83,825. The ratio of the Company's CEO’s annual total compensation to the Company's median employee’s annual total compensation for fiscal year 2020 is 188 to 1.

GRANTS OF PLAN-BASED AWARDS IN 2020
The table below provides information with respect to incentive compensation granted to each of the named executive officers during the year ended December 31, 2020.

								All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)

Howard M. Lorber	5/27/2020	—	—	—	—	—	—	250,000	—	—	$3,001,250
	5/27/2020	—	$3,371,649	$4,214,561	—	—	—	—	—	—	—
Richard J. Lampen	5/27/2020	—	—	—	—	—	—	75,000	—	—	$900,375
	5/27/2020	—	$450,000	$562,500	—	—	—	—	—	—	—
J. Bryant Kirkland III	5/27/2020	—	—	—	—	—	—	40,000	—	—	$480,200
	5/27/2020	—	$183,315	$229,144	—	—	—	—	—	—	—
Marc N. Bell	5/27/2020	—	—	—	—	—	—	40,000	—	—	$480,200
	5/27/2020	—	$118,750	$148,438	—	—	—	—	—	—	—
Nicholas P. Anson	N/A	—	—	—	—	—	—	—	—	—	—
___________________________
(1)Represents the annual incentive awards made under the 2014 Plan on May 27, 2020. In 2020, target levels were equal to 100% of base salary for Mr. Lorber, 50% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland and 25% for Mr. Bell. The maximum amount is 125% of the target amount for Messrs. Lorber, Lampen, Kirkland and Bell. No annual incentive award was granted to Mr. Anson because he received an annual bonus payment based on the Liggett operating results in respect of the 2020 year, as discussed in more detail above in "Annual Incentive Awards." There is no threshold amount. The Subcommittee approved the performance criteria for determining the award opportunities for each named executive officer under the 2014 Plan. The actual bonus amounts earned for 2020 have been determined and paid in 2021 and are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)Represents the aggregate grant date fair value of restricted stock granted under the 2014 Plan for the year ended December 31, 2020 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2020 included in its Annual Report on Form 10-K filed with the SEC on March 1, 2021. These grants are subject to continued service conditions and their value is tied to the Company's future stock price; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020
The table below provides information with respect to the outstanding equity awards of the named executive officers as of December 31, 2020.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name
Howard M. Lorber	703,547	—		—	$11.47	2/26/2023	—		—	—	—
	335,022	—		—	$14.68	2/26/2024	—		—	—	—
	319,069	—		—	$18.12	2/24/2025	—		—	—	—
	303,876	—		—	$19.13	2/29/2026	—		—	—	—
	—	289,406	(1)	—	$19.71	2/23/2027	—		—	—	—
	—	275,625	(2)	—	$18.42	2/27/2028	—		—	—	—
	—	262,500	(3)	—	$10.92	2/27/2029	—		—	—	—
							191,443	(4)	$2,230,311	—	—
							416,748	(5)	$4,855,114	—	—
							250,000	(6)	$2,912,500	—	—
Richard J. Lampen	175,884	—		—	$11.47	2/26/2023	—		—	—	—
	83,754	—		—	$14.68	2/26/2024	—		—	—	—
	79,766	—		—	$18.12	2/24/2025	—		—	—	—
	75,968	—		—	$19.13	2/29/2026	—		—	—	—
	—	72,351	(1)	—	$19.71	2/23/2027	—		—	—	—
	—	68,906	(2)	—	$18.42	2/27/2028	—		—	—	—
	—	65,625	(3)	—	$10.92	2/27/2029	—		—	—	—
							75,000	(6)	$873,750	—	—
J. Bryant Kirkland III	105,531	—		—	$11.47	2/26/2023	—		—	—	—
	50,251	—		—	$14.68	2/26/2024	—		—	—	—
	47,859	—		—	$18.12	2/24/2025	—		—	—	—
	45,580	—		—	$19.13	2/29/2026	—		—	—	—
	—	43,410	(1)	—	$19.71	2/23/2027	—		—	—	—
	—	41,343	(2)	—	$18.42	2/27/2028	—		—	—	—
	—	39,375	(3)	—	$10.92	2/27/2029	—		—	—	—
							40,000	(6)	$466,000	—	—
Marc N. Bell	70,353	—		—	$11.47	2/26/2023	—		—	—	—
	50,251	—		—	$14.68	2/26/2024	—		—	—	—
	47,859	—		—	$18.12	2/24/2025	—		—	—	—
	45,580	—		—	$19.13	2/29/2026	—		—	—	—
	—	43,410	(1)	—	$19.71	2/23/2027	—		—	—	—
	—	41,343	(2)	—	$18.42	2/27/2028	—		—	—	—
	—	39,375	(3)	—	$10.92	2/27/2029	—		—	—	—
							40,000	(6)	$466,000	—	—
Nicholas P. Anson	—	—		—	—	—	—		—	—	—
___________________________
(1)These option grants vested on February 23, 2021, the fourth anniversary of the grant date.
(2)These option grants vest on February 27, 2022, the fourth anniversary of the grant date.
(3)These option grants vest on February 27, 2023, the fourth anniversary of the grant date.
(4)191,443 shares of this restricted stock award vested on each of August 15, 2015, July 1, 2016, July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020. The remaining 191,443 unvested shares will vest on July 1, 2021, subject to Mr. Lorber's continued service to the Company through such date because cumulative Vector Group Ltd. Adjusted EBITDA from July 1, 2014 to December 31, 2020 exceeded $1.138 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s

Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.
(5)208,374 shares of this restricted stock award vested on each of November 15, 2016, July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020. The remaining 416,748 unvested shares will vest, subject to Mr. Lorber's continued service to the Company through the applicable vesting date, using the following schedule: 208,374 shares will vest on July 1, 2021 because cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2020 exceeded $918.75 million and 208,374 shares will vest on July 1, 2022 if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2021 exceeds $1.09375 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.
(6)These restricted shares vest in four equal annual installments commencing on the first anniversary of the date of grant provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.

OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2020
The table below provides information with respect to options that were exercised or restricted stock awards that vested during 2020, as well as the value realized on the exercise or vesting date, based on the average of the high and low of the Company's Common Stock on that date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

Howard M. Lorber	620,527	$834,609	399,815	$6,876,085
Richard J. Lampen	—	—	—	—
J. Bryant Kirkland III	—	—	—	—
Marc N. Bell	—	—	13,781	$157,655
Nicholas P. Anson	—	—	—	—

Retirement Benefits
PENSION BENEFITS AT 2020 FISCAL YEAR END
The table below quantifies the benefits expected to be paid from the Company’s Supplemental Retirement Plan. The terms of the plans are described below the table.

		Number of Years of Credited	Present Value of Accumulated	Payments During
Name	Plan Name	Service (#)(1)	Benefit ($)(2),(3)	Last Fiscal Year ($)
Howard M. Lorber	Supplemental	11	$46,515,338	$0
	Retirement Plan
Richard J. Lampen	Supplemental	10	$5,501,943	$0
	Retirement Plan
J. Bryant Kirkland III	Supplemental	17	$1,936,326	$0
	Retirement Plan
Marc N. Bell	Supplemental	17	$3,553,034	$0
	Retirement Plan
Nicholas P. Anson (4)	Supplemental	N/A	$—	$0
	Retirement Plan
___________________________

(1)Equals number of years of credited service as of December 31, 2020. Credited service under the Supplemental Retirement Plan is based on a named executive officer’s period of full time continuous covered employment after commencing participation in the Supplemental Retirement Plan.
(2)Represents actuarial present value in accordance with the same assumptions outlined in note 12 to the Company’s audited financial statements for the year ended December 31, 2020 included in its Annual Report on Form 10-K filed with the SEC on March 1, 2021.
(3)Includes amounts which the named executive officer is not currently entitled to receive because such amounts are not vested.
(4)Mr. Anson does not participate in the Supplemental Retirement Plan.
Supplemental Retirement Plan
The Supplemental Retirement Plan provides for the payment to a participant at his normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The “normal retirement date” under the Supplemental Retirement Plan is defined as the January 1st following attainment by a participant of the later of age 60 or the completion of eight years of employment following January 1, 2002 (in the case of Mr. Lorber) or January 1, 2004 (in the case of Messrs. Lampen, Kirkland and Bell).
The following table sets forth for each named executive officer his hypothetical single life annuity, his normal retirement date and his projected lump sum payment at his normal retirement date.

	Hypothetical	Normal	Lump-Sum
Name	Single Life Annuity	Retirement Date	Equivalent
Howard M. Lorber	$1,051,875	January 1, 2010	$10,855,666
	$735,682	January 1, 2013	$7,121,988
Richard J. Lampen	$250,000	January 1, 2014	$2,625,275
J. Bryant Kirkland III	$202,500	January 1, 2026	$2,126,473
Marc N. Bell	$200,000	January 1, 2021	$2,100,220
Nicholas P. Anson	$—		$—

No benefits are payable under the Supplemental Retirement Plan if a named executive officer resigns without good reason before attaining his normal retirement date. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. The beneficiary of a participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased lump sum payment to reflect the delay in payment using a post-retirement interest rate of 7.5%. The lump sum amount under the Supplemental Retirement Plan is paid six months following the named executive officer’s retirement on or after his normal retirement date or termination of employment without cause, along with interest at the prime lending rate as published in the Wall Street Journal on the lump sum amount for this six-month period.
Because Messrs. Lorber, Lampen and Bell did not retire on their normal retirement dates, their additional benefits are being increased by 7.5% per annum for each year they continue to be an employee of the Company after their normal retirement dates listed in the table above.
Potential Termination and Change in Control Payments
The compensation payable to named executive officers upon voluntary termination, involuntary termination without cause, termination for cause, termination following a change in control and in the event of disability or death of the executive is described below.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment terminates, unless terminated for cause, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:
•unpaid base salary through the date of termination;

•any accrued and unused vacation pay;
•any unpaid award under the 2014 Plan or bonus under the 2014 Plan with respect to a completed performance period;
•all accrued and vested benefits under the Company’s compensation and benefit programs, including the pension plan and the Supplemental Retirement Plan; and
•with respect solely to Mr. Lorber, payment by the Company of a tax gross-up for any excise taxes and related income taxes on gross-ups for benefits received upon termination of employment in connection with a change in control.
Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability
In the event of the termination of employment of a named executive officer by the Company without cause or by the named executive officer for good reason, or upon the death or except for Mr. Anson, the disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination,” the named executive officer or his designated beneficiary upon his death will receive the following benefits:
•payments for 36 months for Mr. Lorber or 24 months for the other named executive officers (the “Severance Period”) equal to 100% of the executive’s then-current base salary and (except for Mr. Anson) the most recent bonus paid to the executive (up to the amount of the executive’s target bonus);
•continued participation, at the Company’s expense, during the Severance Period in all employee welfare and health benefit plans, including life insurance, health, medical, dental and disability plans which cover the executive and the executive’s eligible dependents (or, if such plans do not permit the executive and his eligible dependents to participate after his termination, the Company is required to pay an amount each quarter (not to exceed $35,000 per year in the case of Messrs. Lampen, Kirkland and Bell) to keep them in the same economic position on an after-tax basis as if they had continued in such plans);
•with respect solely to Mr. Anson, a pro-rata amount of any bonus award for which the performance period has not been completed based on 100% of the target bonus award for such period to the extent that Mr. Anson is terminated on or after July 1 of the applicable year and bonuses are otherwise paid to the management of Liggett for that year;
•acceleration of the vesting of the named executive officer's stock options upon death or disability and with respect solely to Mr. Lorber, upon a termination of employment without cause or resignation for good reason; and,
•acceleration of the vesting of the named executive officer’s restricted stock awards upon death, disability, a termination of employment without cause or resignation for good reason.
Payments Made Upon a Change in Control
Howard M. Lorber
Mr. Lorber’s employment agreement has a “double-trigger” change in control provision: if his employment is terminated by the Company without cause or by Mr. Lorber for good reason within two years after a change in control (or before a change in control that actually occurs in anticipation of or at the request of a third party effectuating such a change in control), Mr. Lorber would be entitled to receive the following severance benefits:
•a lump-sum cash payment equal to 2.99 times the sum of his base salary plus the last annual bonus earned by him (up to 100% of base salary, including any deferred amount) for the performance period immediately preceding the date of termination;
•participation by Mr. Lorber and his eligible dependents in all welfare benefit plans in which they were participating on the date of termination until the earlier of (x) the end of the employment period under his employment agreement and (y) the date that he receives equivalent coverage and benefit under the plans and programs of a subsequent employer;
•continued participation at the Company’s expense for 36 months in life, disability, accident, health and medical insurance benefits substantially similar to those received by Mr. Lorber and his eligible dependents prior to such termination, subject to reduction if comparable benefits are actually received from a subsequent employer; and
•termination of certain restrictive covenants in his employment agreement, including non-competition and non-solicitation covenants.
Mr. Lorber's unvested and outstanding equity awards will vest in full upon a change in control.
Richard J. Lampen, J. Bryant Kirkland III, Marc N. Bell and Nicholas P. Anson

While their respective employment agreements do not contain any change in control provisions, in the event of the termination of Messrs. Lampen, Kirkland, Bell and Anson by the Company without cause or by the named executive officer for good reason upon a change in control, such named executive officers would receive the same severance benefits described in the section titled “Payments Made Upon Termination” and “Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability,” above. In addition, the unvested and outstanding stock options and restricted stock held by Messrs. Lampen, Kirkland and Bell will vest in full upon a change in control.
Definition of Change in Control
Pursuant to the employment agreement between the Company and Mr. Lorber, a “change in control” is deemed to occur if:
•a person unaffiliated with the Company acquires more than 40 percent control over its voting securities;
•the individuals who, as of January 1, 2006, are members of the Company’s Board (the “Incumbent Board”), cease to constitute at least two-thirds of the Incumbent Board; however, a newly-elected director that was elected or nominated by two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board;
•the Company’s stockholders approve a merger, consolidation or reorganization with an unrelated entity, unless the Company’s stockholders would own at least 51 percent of the voting power of the surviving entity; the individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the surviving entity; and no person (other than one of the Company’s affiliates) has beneficial ownership of 40 percent or more of the combined voting power of the surviving entity’s then outstanding voting securities;
•the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or
•the Company’s stockholders approve the sale or disposition of all or substantially all of the Company’s assets.
Definition of Termination for Cause
Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the Company for “cause” is defined as the executive:
•being convicted of or entering a plea of nolo contendere with respect to a criminal offense constituting a felony;
•committing in the performance of his duties under his employment agreement one or more acts or omissions constituting fraud, dishonesty or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company;
•committing one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company;
•exposing the Company to criminal liability substantially and knowingly caused by the executive which results in a material adverse effect on the business, financial condition or results of operations of the Company; or
•failing to substantially perform his duties under his employment agreement (excluding any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a disability), after written warning from the Board specifying in reasonable detail the breach(es) complained of.
Under the employment agreement between Liggett and Mr. Anson, “cause” is defined as:
•a material breach by Mr. Anson of his duties and obligations under his employment agreement which breach is not remedied to the satisfaction of the board of managers of Liggett (“Liggett Board”), within 30 days after receipt by Mr. Anson of written notice of such breach from the Liggett Board;
•Mr. Anson’s conviction or indictment for a felony;
•an act or acts of personal dishonesty by Mr. Anson intended to result in personal enrichment of Mr. Anson at the expense of the Company or any of its affiliates or any other material breach or violation of Mr. Anson’s fiduciary duty owed to the Company or any of its affiliates;
•material violation of any Company or Liggett policy or the Company’s code of business conduct and ethics; or
•any grossly negligent act or omission or any willful and deliberate misconduct by Mr. Anson that results, or is likely to result, in material economic, or other harm, to the Company or any of its affiliates (other than any act or omission by Mr. Anson if it was taken or omitted to be done by Mr. Anson in good faith and with a reasonable belief that such action or omission was in the best interests of the Company).

Definition of Termination for Good Reason
Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the executive for “good reason” is defined as:
•a material diminution of the executive’s duties and responsibilities provided in his employment agreement, including, without limitation, the failure to elect or re-elect the executive to his position (including with respect solely to Mr. Lorber, his position as a member of the Board) or the removal of the executive from any such position;
•a reduction of the executive’s base salary or target bonus opportunity as a percentage of base salary or any other material breach of any material provision of his employment agreement by the Company;
•relocation of the executive’s office from the Miami (or with respect solely to Mr. Lorber, Miami or New York City) metropolitan areas;
•the change in the executive’s reporting relationship from direct reporting to the Board, in the case of Mr. Lorber, to the Chairman and the Chief Executive Officer, in the case of Mr. Lampen, or to the Chairman, Chief Executive Officer or the Executive Vice President and Chief Operating Officer, in the case of Messrs. Kirkland and Bell; or
•the failure of a successor to all or substantially all of the Company’s business or assets to promptly assume and continue his employment agreement obligations whether contractually or as a matter of law, within 15 days of such transaction.
Under the employment agreement with Mr. Anson, “good reason” exists if, without the prior written consent of Mr. Anson:
•Mr. Anson is removed as President and Chief Operating Officer of Liggett, other than in connection with the termination of his employment;
•a material reduction of Mr. Anson’s base salary, target annual bonus opportunity or the aggregate level of employee benefits made available in his employment agreement;
•Mr. Anson’s duties and responsibilities at Liggett are significantly diminished or there are assigned to him duties and responsibilities materially inconsistent with his position; or
•Mr. Anson is required to relocate more than 75 miles from Mr. Anson’s current work location.
Assumptions Regarding Post-Termination Payment Tables
The following tables were prepared as though each named executive officer’s employment was terminated on December 31, 2020 using the closing price of the Company’s Common Stock as of that day ($11.65). The amounts under the columns which reflect a Change in Control assume that a change in control followed by a qualifying termination of employment occurred on December 31, 2020. However, the executives’ employment was not terminated on December 31, 2020 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those quantified below if either or both of these events occur on any other date or at any other price, or if any other assumption used in these estimates changes based on the facts and circumstances at the time of an actual change in control or termination of employment.
Equity-Based Assumptions
•Stock options held by Messrs. Lorber, Lampen, Kirkland and Bell would have vested on December 31, 2020 with respect to a change in control or a termination of employment due to the executive's death, disability, or with respect solely to Mr. Lorber, upon a termination of employment without cause or resignation for good reason.
•Restricted stock held by Messrs. Lorber, Lampen, Kirkland and Bell would have vested on December 31, 2020 with respect to a termination of employment due to the executive's death, disability, or upon a termination of employment without cause or resignation for good reason or a change in control.
•Mr. Anson did not hold any unvested options or restricted shares as of December 31, 2020.
•Stock options that became vested due to a change in control were valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).
•It is possible that in the case of Mr. Lorber's payments, IRS rules would require these items to be valued using a valuation method such as, with respect to stock options, the Black-Scholes model if the stock options were continued after a change in control. Using a Black-Scholes value in lieu of the “spread” would cause higher value for excise taxes and the related tax gross-up payment.
Incentive Plan Assumptions

•All amounts under the 2014 Plan were deemed to have been earned for 2020 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.
Retirement Benefit Assumptions
•All benefits were assumed to be payable in a single lump sum at the participant’s assumed retirement date.

Howard M. Lorber

	Termination by Company without Cause or by Named Executive Officer with Good Reason		Disability		Death		Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance	$20,014,095	(1)	$20,014,095	(1)	$20,014,095	(1)	$—	$19,947,381	(2)
Value of Accelerated Unvested Equity (3)	$10,189,550		$10,189,550		$10,189,550		$—	$10,189,550
Benefits Continuation (4)	$136,334		$136,334		$22,056		$—	$136,334
Value of Supplemental Retirement Plan (5)	$36,644,053		$36,644,053		$36,644,053		$36,644,053	$36,644,053
Excise Tax and Gross-Up	$—		$—		$—		$—	$—	(6)
___________________________
(1)Reflects the value of the sum of Mr. Lorber’s 2020 base salary ($3,371,649) and last paid bonus limited to 100% of base salary ($3,299,716) paid over a period of 36 months after termination.
(2)Reflects the value of the sum of Mr. Lorber’s 2020 base salary ($3,371,649) and last paid bonus limited to 100% of base salary ($3,299,716) for a period of 2.99 years paid in a lump-sum payment commencing after termination.
(3)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2020 ($11.65). See “Outstanding Equity Awards at December 31, 2020.” The amount does not include dividends, which are paid upon vesting, on Mr. Lorber's performance-based restricted stock granted in 2014 and 2015.
(4)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 36 months, as applicable, at the Company’s cost, based on 2020 premiums.
(5)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2020. See “Pension Benefits at 2020 Fiscal Year End.”
(6)Mr. Lorber is entitled to receive a tax gross-up for any excise taxes and related income taxes on gross-ups for benefits received upon a change in control. Based on the assumptions set forth above, no excise tax would be due on a qualifying termination of Mr. Lorber's employment in connection with a change in control.

Richard J. Lampen

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$2,700,000	$2,700,000	$2,700,000	$—	$2,700,000
Value of Accelerated Unvested Equity (2)	$873,750	$921,656	$921,656	$—	$921,656
Benefits Continuation (3)	$86,762	$86,762	$14,703	$—	$86,762
Value of Supplemental Retirement Plan (4)	$4,346,350	$4,346,350	$4,346,350	$4,346,350	$4,346,350
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________
(1)Reflects the value of the sum of Mr. Lampen’s 2020 base salary ($900,000) and last paid bonus limited to 50% of base salary ($450,000) paid over a period of 24 months commencing after termination.
(2)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2020 ($11.65). See “Outstanding Equity Awards at December 31, 2020.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2020 premiums.
(4)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2020. See “Pension Benefits at 2020 Fiscal Year End.”
J. Bryant Kirkland III

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,466,630	$1,466,630	$1,466,630	$—	$1,466,630
Value of Accelerated Unvested Equity (2)	$466,000	$494,744	$494,744	$—	$494,744
Benefits Continuation (3)	$44,372	$44,372	$—	$—	$44,372
Value of Supplemental Retirement Plan (4)	$1,134,095	$1,134,095	$1,467,652	$—	$1,134,095
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________
(1)Reflects the value of the sum of Mr. Kirkland’s 2020 base salary ($550,000) and last paid bonus limited to 33.33% of base salary ($183,315) paid over a period of 24 months commencing after termination.
(2)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2020 ($11.65). See “Outstanding Equity Awards at December 31, 2020.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2020 premiums.
(4)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2020. See “Pension Benefits at 2020 Fiscal Year End.”

Marc N. Bell

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,187,500	$1,187,500	$1,187,500	$—	$1,187,500
Value of Accelerated Unvested Equity (2)	$466,000	$494,744	$494,744	$—	$494,744
Benefits Continuation (3)	$105,189	$105,189	$56,280	$—	$105,189
Value of Supplemental Retirement Plan (4)	$2,098,737	$2,098,737	$2,098,737	$2,098,737	$2,098,737
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________
(1)Reflects the value of the sum of Mr. Bell’s 2020 base salary ($475,000) and last paid bonus limited to 25% of base salary ($118,750) paid over a period of 24 months commencing after termination.
(2)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2020 ($11.65). See “Outstanding Equity Awards at December 31, 2020.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2020 premiums.
(4)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2020. See “Pension Benefits at 2020 Fiscal Year End.”

Nicholas P. Anson

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,000,000	$—	$1,000,000	$—	$1,000,000
Value of Accelerated Unvested Equity (2)	$—	$—	$—	$—	$—
Benefits Continuation (3)	$58,570	$58,570	$51,670	$—	$58,570
Value of Retirement Benefits (4)	$—	$—	$—	$—	$—
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________
(1)Reflects the value of the sum of Mr. Anson’s 2020 base salary ($500,000) paid over a period of 24 months, as applicable, commencing after termination. After 12 months, Mr. Anson's cash severance is reduced by any salary, bonus, consulting fees or other compensation earned (irrespective of when paid) from any employment or consulting work.
(2)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2020 ($11.65). See “Outstanding Equity Awards at December 31, 2020.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2020 premiums.
(4)Mr. Anson is not a participant in the Supplemental Retirement Plan as of December 31, 2020.
Compensation of Directors
The compensation of the Company's non-employee directors is designed to be fair based on the amount of work required of directors of the Company. Under our current director compensation program, each of the non-employee directors receives:
•annual cash retainer fee of $75,000;
•annual committee retainer fee of $5,000;
•fees for serving as the committee chairperson of $25,000 for the corporate governance and nominating committee and $10,000 for each of the compensation and human capital and audit committees;

•periodic grants of restricted shares (the Company did not make any equity grants to its non-employee directors during 2020);
•reimbursement for reasonable out-of-pocket expenses incurred in serving on the Company's Board; and
•access to and payment for the Company's health, dental and standard life insurance coverage.
The table below summarizes the compensation the Company paid to the non-employee directors for the year ended December 31, 2020.

NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2020

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation		Total
Name	($)	($)	($)		($)
Stanley S. Arkin (3)	$90,000	$—	$4,944	(1)	$94,944
Henry C. Beinstein (3)	$90,000	$—	$22,789	(2)	$112,789
Ronald J. Bernstein (4)	$56,250	$—	$27,898	(2)	$84,148
Paul V. Carlucci (3)	$85,000	$—	$22,789	(2)	$107,789
Bennett S. LeBow (3)	$80,000	$—	$39,093	(2)	$119,093
Jean E. Sharpe (3)	$110,000	$—	$16,146	(2)	$126,146
Barry Watkins (3)	$80,000	$—	$1,032	(1)	$81,032
___________________________
(1)Represents life insurance premiums paid by the Company.
(2)Represents health and life insurance premiums paid by the Company.
(3)Held 7,000 shares of unvested restricted stock at December 31, 2020.
(4)Mr. Bernstein began receiving directors fees effective April 1, 2020 following his retirement as an officer of the Company, effective March 31, 2020.
Compensation and Human Capital Committee Interlocks and Insider Participation
No member of the Company’s compensation and human capital committee is, or has been, an employee or officer of the Company other than Ms. Sharpe who joined the compensation and human capital committee in March 2009. Ms. Sharpe retired as an officer of the Company in 1993. During 2020, (i) no member of the Company’s compensation and human capital committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; and (ii) none of the Company’s executive officers served on the compensation and human capital committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Company’s compensation and human capital committee or Board.

Audit Committee Report
Management is responsible for the Company’s financial statements and the reporting process, including the systems of internal controls over financial reporting. The audit committee's role is to oversee the Company's accounting and financial reporting processes and audits of financial statements. In 2020, we assisted the Board in its oversight of the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance, the oversight of the Company's internal audit function and the Company's risk assessment and its risk management guidelines and policies.

The audit committee oversees the Company's management, the internal audit function and Deloitte & Touche LLP (“Deloitte”), the Company's independent registered public accounting firm. Management is responsible for preparing the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), assessing and establishing effective financial reporting systems and internal controls and procedures and reporting on the effectiveness of the Corporation's internal controls over financial reporting. The internal audit function is responsible for assessing management's system of internal controls and procedures and reporting on the effectiveness of that system. Deloitte is responsible for auditing the Company's consolidated financial statements, issuing an opinion about whether such statements conform with U.S. GAAP and auditing the effectiveness of the Company's Internal Control over financial reporting.
Periodically, the audit committee meets, both independently and collectively, with management, the internal auditors and the independent registered public accountant, to discuss the quality of the Company's accounting and financial reporting processes and the adequacy and effectiveness of internal controls and procedures and to review significant audit findings prepared by the public accountants and the internal auditors, together with management's responses and review the overall scope and plans for audits.
Prior to the Company's filing of its annual report on Form 10-K for the year ended December 31, 2020 with the SEC, the audit committee also reviewed and discussed the audited financial statements with management and the independent registered public accountant, discussed with Deloitte the items they are required to communicate to the audit committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC, received from Deloitte the written disclosures and the letter required by PCAOB regarding its communications with the audit committee concerning its independence and discussed with Deloitte its independence from the Company, including the review of non-audit services and fees in compliance with the regulations prohibiting Deloitte from performing specified services that could impair independence.
Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.
This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Paul V. Carlucci
Jean E. Sharpe

Audit and Non-Audit Fees
The audit committee reviews and approves audit and permissible non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before Deloitte is engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by Deloitte in 2020 and 2019 were pre-approved by the audit committee.
Pre-Approval Policies and Procedures. The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered certified public accounting firms. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before any independent registered public accounting firm is engaged to perform it. The audit committee approved all services provided by Deloitte in 2020 and 2019.
Audit Fees.  The aggregate fees billed by Deloitte for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, audit of effectiveness of internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters, consents and review of documents filed with the SEC were $3,492,674 for 2020 and $4,652,700 for 2019.
Audit-Related Fees.  There were no aggregate fees billed by Deloitte for professional services for audit-related fees in 2020 and 2019.

Tax Fees.  The aggregate fees billed by Deloitte for professional services for tax services were $0 in 2020 and $324,024 in 2019. The tax services in 2019 were for federal tax advice related to changes in the U.S. tax law related to the Tax Cuts and Jobs Act of 2017 and the tax implications of the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers.
All Other Fees.  The aggregate fees billed for other services by Deloitte were $7,390 in 2020 and $9,475 in 2019. The amounts consisted of licensing of accounting research software.

Equity Compensation Plan Information
The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2020.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2)
Plan Category
Equity compensation plans approved by security holders (1)	3,822,819	$15.40	7,251,038
Equity compensation plans not approved by security holders	—	—	—
Total	3,822,819	$15.40	7,251,038
___________________________
(1)Includes options to purchase shares of the Company’s Common Stock under the following stockholder-approved plans: 1999 Plan and 2014 Plan.
(2)Excluding securities reflected in first column.

Certain Relationships and Related Party Transactions
The Board has adopted a written policy for the review and approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-five-percent beneficial owners and their immediate family members. The policy covers any related party transaction that meets the minimum threshold for disclosure in the Company’s proxy statement under the relevant SEC rules. The audit committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. In determining whether to approve, disapprove or ratify a related party transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would have been reached with an unrelated third party, (ii) the extent of the interest of the related party in the transaction and (iii) the purpose and the potential benefits to the Company of the transaction.
The related party transactions described in this proxy statement entered into before this policy was adopted were approved by the Board or the audit committee.
On February 18, 2020, the Company and Liggett Vector Brands entered into a letter agreement with Mr. Bernstein pursuant to which he will serve as Non-Executive Chairman of the Board of Managers of Liggett Vector Brands and as a Senior Advisor to Liggett, effective April 1, 2020. The term of the letter agreement is for one year unless the term is earlier terminated or extended in accordance with the letter agreement. The agreement has been renewed for 2021. In such roles, Mr. Bernstein (i) provides advice and counsel regarding all aspects of the Liggett business to the senior management of Liggett, (ii) assists with special projects as requested by the senior management of the Company, (iii) continues to assist the Company with investor and stockholder engagement as well as community, customer and business relations as requested by the senior management of the Company, (iv) performs such additional duties as are customarily performed by a non-executive chairman and member of a board of managers and (v) performs such other services as the parties may mutually agree upon during the term. As compensation for these services, Mr. Bernstein receives $60,000 per month as well as access to an office, administrative support and reimbursement of expenses reasonably incurred in connection with the services, subject to existing reimbursement policy of Liggett Vector Brands. If Mr. Bernstein terminates the arrangement due to material breach by Liggett Vector Brands or Liggett Vector Brands terminates the arrangement other than for “cause” (as defined in the agreement), Liggett Vector Brands will pay the monthly fee to Mr. Bernstein and provide him with the other benefits under the letter agreement, in each case for the remainder of the term. Mr. Bernstein will not be entitled to these payments or benefits upon any other termination. Under the letter agreement, Mr. Bernstein is also subject to perpetual confidentiality and non-

disparagement covenants as well as non-solicitation and non-competition covenants that expire 24 months after receipt of the last payment under the letter agreement. Mr. Bernstein received $540,000 under the agreement in 2020.
Prior to February 14, 2020, the Company owned 15,191,205 common shares (or approximately 10.2%) of LTS, which was a publicly traded diversified financial services company prior to its merger with Advisor Group. The Company accounted for its investment in LTS under the equity method of accounting. In connection with the merger, in February 2020, the Company received cash proceeds of $53,169,217. The Company also received $6,009,336 for the redemption of its 240,000 shares of LTS's 8% Series A Cumulative Redeemable Preferred Stock. Prior to the merger, the Company and LTS were parties to a management agreement and LTS paid the Company $102,586 under the agreement for 2020. LTS paid cash compensation to Mr. Lorber, who served as Vice Chairman of LTS, prior to the merger, of approximately $19,000 for 2020. LTS paid cash compensation to Mr. Lampen, who served as President and Chief Executive Officer of LTS, of approximately $41,000 for 2020. At the closing of the merger in February 2020, Mr. Lorber resigned as Vice Chairman of LTS and Mr. Lampen resigned as Chairman, President and CEO of LTS, and the Company’s management agreement with LTS was terminated.
The Company had investments in entities where Dr. Phillip Frost, who beneficially owns more than 5% of the Company's Common Stock, has a relationship. These investments were liquidated in 2020 and included investments in BioCardia Inc. (OTC: BCDA); and Cocrystal Pharma Inc. (OTCQB: COCP). Dr. Frost is a more than 10% shareholder of BioCardia and a more than 5% shareholder in Cocrystal.
In September 2012, the Company entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Frost for 12,390 square feet of space in an office building in Miami, Florida. The lease, which was extended for five years in 2018, currently provides for payments from $36,346 per month in the first year increasing to $41,307 per month in the fifth year. The rent is inclusive of operating expenses, property taxes and general parking expenses. In connection with the execution of the initial lease, the Company received the advice and opinion of a commercial real estate firm that the initial lease terms were fair and that the Company received terms favorable in the market. The Company recognized rental expense of $458,349 in 2020 associated with the lease.
Mr. Lorber serves as a consultant and a 50% owner of Open Acq LLC. During 2020, Mr. Lorber and Open Acq LLC and its affiliates received ordinary and customary insurance commissions aggregating approximately $264,725 on various insurance policies issued for the Company and its subsidiaries and investees. Open Acq LLC and its affiliates have continued to provide services to the Company in 2021.
Michael S. Lorber, Mr. Lorber’s son, is a real estate agent whose license is held at a subsidiary of Douglas Elliman and who received commissions and other payments of $870,054 in accordance with brokerage activities in 2020.
Beginning in September 2020, Daniel A. Sachar, the son-in-law of Mr. Lampen, serves as Vice President, Enterprise Innovation and Managing Director of New Valley Ventures LLC, a subsidiary of the Company, and received total compensation, which included salary, bonus and 401(k) matching awards of approximately $133,000 in 2020.
In March 2021, the Company, through its New Valley Ventures LLC subsidiary, invested $250,000 in EVPassport, Inc., a company that markets charging stations for electrified vehicles. In addition to the Company's investment, certain executive officers and employees of the Company and its subsidiaries made investments on the same terms as the Company. Messrs. Lorber and Lampen, as well as J. David Ballard, the Company's Senior Vice President, Enterprise Efficiency and Chief Technology Officer, invested $60,000 each, and Messrs. Bell, Kirkland and Sachar invested $30,000 each. Dr. Frost also invested $240,000 in EVPassport, Inc. on the same terms.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and Chief Executive Officer of Multi Solutions, II, Inc., an approximately 53%-owned subsidiary of the Company. The Company has entered into a $550,000 credit facility, as amended, with Multi Solutions II, Inc. and, as of March 31, 2021, had advanced $479,197 under the facility, which bears interest at 11% per annum and is due December 31, 2022. As of March 31, 2021, there was accrued interest on the facility due to the Company by Multi Solutions II, Inc. of $320,958.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and Chief Executive Officer of Multi Soft II, Inc. (OTC BB: MSOF), an approximately 54%-owned subsidiary of the Company. The Company has entered into a $550,000 credit facility, as amended, with Multi Soft II, Inc. and, as of March 31, 2021, had advanced $470,157 under the facility, which bears interest at 11% per annum and is due December 31, 2022. As of March 31, 2021, there was accrued interest on the facility due to the Company by Multi Soft II, Inc. of $311,159.
BOARD PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is seeking a non-binding advisory vote from its stockholders regarding the compensation of its named executive officers as described in the

“Compensation Discussion and Analysis” and the Summary Compensation Table. This proposal is also referred to as the say on pay vote.
The Company has designed its compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain high caliber talent and to align compensation with the long-term interests of its stockholders. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in the “Compensation Discussion and Analysis:”

•A substantial portion of direct compensation shown in the Summary Compensation Table is variable (and therefore at risk) depending on performance (in 2020: 67.2% in the case of Mr. Lorber, 61.2% in the case of Mr. Lampen, 55.7% in the case of Mr. Kirkland, 56.5% in the case of Mr. Bell and 57.8% in the case of Mr. Anson). (Direct compensation includes total compensation reported in the Summary Compensation Table excluding the change in pension value.)
•The Company mitigates the risks associated with incentive compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy.
•From 2013 to 2019, the Company awarded annual long-term incentive equity awards in the form of stock options that cliff vest after four years.
•In 2020, the Company awarded restricted stock awards, which vest ratably over four years.
•The Company requires executives to retain 25% of equity awards under its Equity Retention Policy and encourages the accumulation of equity through its Equity Ownership Guidelines, all of which works to align the interests of executives with those of stockholders.
•Executives are prohibited from hedging shares of the Company's Common Stock.
•The Company does not reprice options or change performance targets for annual, long-term or equity-based awards after the awards are established.
•The Company requires both a change in control and a termination of employment (a “double trigger”) before cash severance payments will be made as a result of a change in control.
•The compensation and human capital committee considers the advice of an independent compensation consultant in making compensation determinations.
The Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the April 23, 2021 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative discussion.”
Because your vote is advisory, it will not be binding upon the Board of the Company, meaning that prior compensation determinations of the Board will not be invalidated and the Board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the Board values stockholders’ opinions and the compensation and human capital committee will take into account the outcome of the vote when considering future executive compensation arrangements and corporate governance measures.
Approval of the say on pay resolution requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
The Company currently submits an advisory vote on executive compensation to its stockholders each year. The next such vote will be at the 2022 annual meeting of stockholders.
The Board of Directors recommends that stockholders vote
“FOR”
advisory approval of the Company's executive compensation.

BOARD PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company asks that stockholders ratify the appointment of Deloitte & Touche LLP, which has been the independent registered public accounting firm for the Company since June 2015, as its independent registered public accounting firm for the year ending December 31, 2021. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.
If the appointment is not ratified, the adverse vote will be considered as an indication to the audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Company’s audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company's best interest.
Approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the annual meeting.
The Board of Directors recommends that stockholders vote “FOR” Proposal 3 to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.

PROPOSAL 4 - ADVISORY VOTE ON SHAREHOLDER PROPOSAL REQUESTING DIRECTORS TO BE ELECTED BY MAJORITY VOTING
The Company received the following proposal from Kenneth Steiner, 14 Stoner Avenue, Apartment 2M, Great Neck, NY 11021:
PROPOSAL 4 - Directors to be Elected by Majority Voting
Resolved: Shareholders hereby request that our Board of Directors initiate the appropriate process as soon as possible to amend our Company's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
In order to provide shareholders a meaningful role in director elections, our Company's current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.
This will establish a more meaningful vote standard for board nominees and could lead to improved performance by individual directors and the entire board. Under our Company's current voting system, a director can be elected with as little as one vote from the same director standing for election. An election in North Korea is more competitive.
More than 77% of the companies in the S&P 500 have already adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this standard.
A majority vote standard is almost guaranteed to improve the performance and qualifications of our directors. Each one of our directors was rejected by 17% of shares in 2020. At most companies if a director is rejected by 10% of shares that director is by far the worse director in votes.
And 3 directors did far worse than 17% rejection. Mr. Stanley Arkin, chair of the management pay committee, was rejected by 49% of shares. Meanwhile 68% of shares rejected VGR management pay in which Mr. Arkin played a key role.
Apparently shareholders were not impressed with the current qualifications of a relatively new director, Mr. Paul Carlucci, who is only a private investor. Mr. Carlucci was rejected by 48% of shares. Shareholders could consider rejecting the chair of the nomination committee when a relatively new director does so poorly.
Ms. Jean Sharp, a private investor with 27-years of retirement since her last day job, was rejected by 42% of shares.
Meanwhile our stock price is down sharply from $20 in 2017 during a bull market.
Please vote yes:
Directors to be Elected by Majority Vote - Proposal 4

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4 FOR THE FOLLOWING REASONS:

The Board believes that the Company’s current method of electing directors continues to be in the best long-term interest of the Company and its stockholders and recommends stockholders vote “AGAINST” the Proposal. The Board remains committed to a long-term, sustained approach to stockholder value, and having a plurality voting standard for director elections supports that approach. Moving from plurality voting will not create any demonstrated value for our stockholders and could expose our Company to significant uncertainty.

Plurality voting is the broadly accepted standard for companies of our size. Switching to majority voting would make the Company and our stockholders a test case among smaller companies.

Under plurality voting, which is the default standard for companies incorporated in Delaware, nominees who receive the most affirmative votes are elected to the board. The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient and transparent manner. The rules governing plurality voting are clear, straightforward, longstanding and tested. Conversely, as discussed below, adopting “majority voting” will expose the Company to both governance and business risks that could negatively impact stockholder value.

Majority voting is uncommon for companies that are not among the mega-cap and S&P 500 companies. According to recent market research publications, majority voting is found in about one-third of companies in the Russell 2000 and in about one-half of the companies in the S&P 600 (which has a larger median capitalization). As distinct from the mega-cap companies and the S&P 500 companies noted in the Proposal, the operation and results of majority voting at S&P 600 and Russell 2000 companies are untested – particularly when combined with the other stockholder rights the Company provides and which are uncommon in the S&P 600 and Russell 2000, as discussed below.

Mega-cap and S&P 500 companies have a shareholder base that differs significantly from ours. For smaller companies, the ability of individual shareholders (or small groups of shareholders) to misappropriate corporate governance for their own purposes is significantly heightened relative to that of large public companies. This is particularly the case for companies, such as ours, whose businesses are in industries that fall out of media or public favor.

Even if majority voting has been adopted by many mega-cap and S&P 500 public companies, it remains a minority practice and untested for smaller companies. In light of the other corporate governance best practices the Board has adopted, the Board does not believe it is in the best long-term interests of stockholders for the Company to become a test case for majority voting at smaller companies. Moreover, many mega-cap and S&P 500 companies have only adopted majority voting in the last several years, so the true impact of adoption even for those companies is not yet known. The Board may reconsider its position as clarity continues to develop, informed by the experiences of these mega-cap and S&P 500 companies as well as other companies that opt to become test cases for majority voting. In short, one size may not be best for all at this time.

The Board remains focused on its duties and accountability to the Company’s stockholders.

Through its corporate governance and nominating committee, the Company has a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and its stockholders. The corporate governance and nominating committee consists of four independent directors, and all members of the Board, other than our President and Chief Executive Officer, our Chief Operating Officer and the Non-Executive Chairman of our subsidiary, Liggett Vector Brands, are independent. The corporate governance and nominating committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders. As a result of these practices, our stockholders have consistently elected highly qualified directors with a diverse set of experiences, qualifications, attributes and skills.

Further, the Board periodically proposes new directors so there will be new ideas and fresh evaluations of long-term strategies. In fact, two of the six independent directors of the Company were added in 2018.

In addition to the director identification process, the Company has adopted corporate governance best practices to ensure transparency and accountability of the Company’s leadership to stockholders. In addition to being able to participate in annual elections of directors, the Company’s stockholders have always had the ability to remove directors with or without cause. Also, any stockholder who is dissatisfied with a director has always had the ability to nominate an alternative director candidate for stockholder consideration. Last year, the Board amended the Company’s bylaws to implement proxy access to further enhance stockholder rights.

The Company’s governance practices – including annual election of all directors and proxy access – compare favorably to those of other smaller capitalization companies. For example, according to recent market research publications, about one-half of companies in the Russell 2000 (and one-third of S&P 600 companies) continue to retain a classified board and do not hold annual elections for all of their directors. Moreover, proxy access has been adopted by less than 10% of Russell 2000 companies and less than 15% of S&P 600 companies, respectively.

The Board has adopted a number of corporate governance best practices and continues to consider further governance initiatives. At this time, it does not believe that adding majority voting is consistent with this balanced approach.

Majority voting would not have changed the outcome of any of our director elections.

The plurality standard has served us well for many years. In fact, we are not aware of any instance in which plurality voting prevented our stockholders from either electing the directors they wanted to elect or demonstrating their dissatisfaction with any particular director or the Board as a whole. In reviewing our voting results over the past ten years, a majority voting bylaw would have had no impact on the outcome of elections.

Majority voting could have unfortunate unintended consequences.

The Board recognizes that, based on current proxy voting trends and the influence of proxy voting advisory services, a significant portion of withhold votes for directors in uncontested elections occur as a result of the application of voting guidelines that heavily focus on technical corporate governance matters or other concerns of special interest groups. These voting guidelines typically do not take into account the important roles that directors have in setting strategic direction and making important decisions for the Company and its stockholders.
Furthermore, the Proposal could provide a tool that can be used by special-interest stockholders or proxy advisors to forward a particular agenda or inflexible policy, without regard to the performance and other circumstances of the Company or the contributions of the particular director. In contrast, the combination of our current corporate governance practices provides stockholders with meaningful opportunities for true participation while limiting these types of unintended consequences.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

MISCELLANEOUS
Annual Report

    The Company has mailed, with this proxy statement, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 to each stockholder as of the record date. If a stockholder requires an additional copy of such Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137.

Registering to Attend the Virtual Annual Meeting as a Beneficial Owner

If your shares are registered in the name of your broker, bank or other agent, you are the "beneficial owner" of those shares and those shares are considered as held in "street name." To attend the annual meeting, beneficial owners must first obtain a valid legal proxy from their broker, bank or other agent and then register in advance to virtually attend the annual meeting. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the annual meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC ("AST"). Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730.

Requests for registration must be labeled as "Legal Proxy" and be received by AST no later than 5:00 PM ET on Friday, May 28, 2021.

You will receive confirmation of your registration by email after AST receives your registration materials, after which you may attend the annual meeting and vote your shares at https://web.lumiagm.com/254176245 during the meeting.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no Forms 5 were required, during and with respect to the fiscal year ended December 31, 2020, all reporting persons timely complied with all filing requirements applicable to them.
Communications with Directors
Any stockholder and other interested parties wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. The secretary will forward these communications directly to the director(s) in question. The independent directors of the Board review and approve this communication process periodically to ensure effective communication with stockholders and other interested parties.
Although the Company does not have a policy with regard to directors’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Two of the Company’s directors were in attendance at the Company’s 2020 annual meeting.
Stockholder Proposals for the 2022 Annual Meeting
Proposals of stockholders intended to be presented at the 2022 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: Marc N. Bell, Company Secretary, on or before December 24, 2021 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March 5, 2022.

Director nominees for inclusion in the Company's proxy statement relating to the 2022 annual meeting of stockholders, pursuant to the Company's proxy access bylaw, must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: Marc N. Bell, Company Secretary, no earlier than November 24, 2021 and no later than December 24, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2021
A copy of this proxy statement, the enclosed proxy card and the 2020 Annual Report of Vector Group Ltd. on Form 10-K can be found at the website address: www.vectorgroupltd.com/investor-relations/.

Householding of Annual Meeting Materials
Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, or via telephone at 305-579-8000, the Company will provide separate copies of the Annual Report and/or this proxy statement. If a stockholder receives multiple copies of the Annual Report and/or this proxy statement, he or she may request householding in the future by contacting the Company at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137 or calling 305-579-8000.
Other Matters
All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividend paid on an annual basis to the stockholders of the Company from September 1999 to September 2019 with the most recent stock dividend paid on September 27, 2019.
The cost of this solicitation of proxies will be borne by the Company. The Company has hired Georgeson Shareholder Communications Inc. (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and email, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will pay Georgeson a customary fee, anticipated to be approximately $50,000, covering its services and will reimburse Georgeson for reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock. In addition, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone.
The Board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer
Dated: April 23, 2021

VECTOR GROUP LTD.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2021 ANNUAL MEETING OF
STOCKHOLDERS OF VECTOR GROUP LTD.
The undersigned stockholder of Vector Group Ltd. (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2021 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held via live webcast at https://web.lumiagm.com/254176245 on Thursday, June 3, 2021 at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF VECTOR GROUP LTD.

June 3, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy
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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/03819/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

The Board of Directors recommends you vote FOR all nominees on Item 1.
1. Election of Directors:

FOR ALL NOMINEES	☐

WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

FOR ALL EXCEPT (See instructions below)	☐

Nominees: ☐ Bennett S. LeBow, ☐ Howard M. Lorber, ☐ Richard J. Lampen, ☐ Stanley S. Arkin, ☐ Henry C. Beinstein, ☐ Ronald J. Bernstein, ☐ Paul V. Carlucci, ☐ Jean E. Sharpe and ☐ Barry Watkins

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☑

The Board of Directors recommends you vote FOR Items 2 and 3.

2. Advisory approval of executive compensation (say on pay):

FOR	☐

AGAINST	☐

ABSTAIN	☐

3. Approval of ratification of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2021:

FOR	☐

AGAINST	☐

ABSTAIN	☐

The Board of Directors recommends you vote AGAINST Item 4.
4. Advisory approval of a shareholder proposal regarding the adoption of a bylaw for directors to be elected by a majority vote:

FOR	☐

AGAINST	☐

ABSTAIN	☐

The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees, FOR the advisory say on pay vote, FOR the ratification of the independent registered public accounting firm and AGAINST the advisory shareholder proposal regarding the adoption of a bylaw for directors to be elected by a majority vote.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder                        Date            Signature of Stockholder                    Date

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.